Exhibit 10.30

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

by and between

REFCO GROUP LTD., LLC
(as “Purchaser”),

and

CARGILL, INCORPORATED
(as “Parent”)

June 21, 2005

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(continued)

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		Page
15.14	Remedies Cumulative	82
15.15	Entire Understanding	82
15.16	Applicable Law	82
15.17	Jurisdiction of Disputes; Waiver of Jury Trial	82

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(continued)

Page

LIST OF DISCLOSURE SCHEDULES

Schedule 1.1(a)	Creditors and Debt
Schedule 1.1(b)	Non-Fund Entities May 31, 2005 Balance Sheet
Schedule 1.1(c)	Non-Fund Entities May 31, 2005 Related Statements of Operations and Retained Earnings (Deficit)
Schedule 1.1(d)	Non-Fund Entities May 31, 2005 Related Statements of Cash Flows
Schedule 1.1(e)	Net Assets — Other Asset Types
Schedule 1.1(f)	Pro Forma Calculation Principles
Schedule 1.1(g)	Details of CIS Limited
Schedule 1.1(h)	Description of UK Property
Schedule 3.1(a)	Transferred Contracts
Schedule 3.1(b)	Transferred Fixed Assets
Schedule 3.1(e)	Transferred Owned Intellectual Property
Schedule 3.2(a)(i)	Transferred Personal Property Leases
Schedule 3.2(a)(ii)	Transferred Customer Contracts
Schedule 3.2(a)(iii)	Transferred Vendor Contracts
Schedule 3.2(a)(iv)	Transferred Intellectual Property Licenses
Schedule 3.2(a)(ix)	Transferred Other Contracts
Schedule 3.2(b)	Assumed Licenses
Schedule 3.3(f)	Excluded Exchange Seats
Schedule 3.3(h)	Other Excluded Assets
Schedule 3.3(i)	Excluded Contracts
Schedule 4.5(a)	Allocation of Purchase Price among Shares and Assets
Schedule 4.5(b)	Allocation of Purchase Price among Entities Selling Shares and Shareholders
Schedule 4.5(d)	Allocation of for Non-Competition Payment
Schedule 5.1(a)	Jurisdictions of Incorporation and Foreign Qualification
Schedule 5.1(b)	Subsidiaries
Schedule 5.3	Sellers Consents
Schedule 5.4(c)	Ownership of Shares of the Acquired Corporation Subsidiaries
Schedule 5.4(f)	First Capitol
Schedule 5.5(a)	2004 Financial Statements
Schedule 5.5(b)	Interim Financial Statements
Schedule 5.6	Adverse Effects or Changes
Schedule 5.9(b)	Leased Real Property and Real Property Leases
Schedule 5.9(h)	Liens
Schedule 5.9(g)	Customers in Office Space
Schedule 5.10(a)	Owned Personal Property
Schedule 5.10(b)	Leased Personal Property
Schedule 5.11	Computer System
Schedule 5.12(a)	Intellectual Property
Schedule 5.12(b)	Representations Covering Intellectual Property
Schedule 5.13	Contracts
Schedule 5.14	Licenses
Schedule 5.15	Insurance Policies
Schedule 5.16	Employee Benefit Plans and Employment Agreements
Schedule 5.17(a)	Employees
Schedule 5.18(a)	Capital Improvements
Schedule 5.18(b)	Significant Non-Capital Expenditures
Schedule 5.19	Taxes
Schedule 5.19(e)	Nondeductible Payments
Schedule 5.19(i)	Tax Rulings or Closings
Schedule 5.20	Defaults and Violations
Schedule 5.20(e)	Registrations

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Schedule 5.21	Environmental Matters
Schedule 5.22(a)	Litigation
Schedule 5.22(b)	Litigation with respect to this Agreement
Schedule 5.23	Conflicts of Interest
Schedule 5.24	Bank Accounts
Schedule 5.25(a)	Major Customers
Schedule 5.25(b)	Customer Complaints
Schedule 5.25(c)	Adverse Changes in Customer Relationships
Schedule 5.32	UK Warranty Exceptions
Schedule 6.3	Purchaser Consents
Schedule 7.3(a)	Preservation of Business
Schedule 7.3(b)(iv)	Waivers, Releases, Settlements or Cancellations
Schedule 7.3(c)	Permitted Corporate Changes
Schedule 7.11	Non-Terminated Contracts
Schedule 7.12(a)	CIS France Employees
Schedule 7.12(b)	Severance Policy
Schedule 10.2(m)	UK-Specific Deliverables

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 21st  day of June, 2005, by and between Refco Group Ltd., LLC, a Delaware limited liability company (“Purchaser”), and Cargill, Incorporated, a Delaware corporation (the “Parent”).  Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, each of Cargill Investor Services, Inc., a Delaware corporation (“CIS”), CIS Holdings, Inc., a Delaware corporation (“CIS Holdings” and, together with CIS, the “US Entity Shareholders”), Cargill PLC, a private limited company organized in the United Kingdom (“Cargill PLC” or the “UK Entity Shareholder” and, together with the US Entity Shareholders, the “Shareholders”), Cargill Investor Services (Singapore) Pte. Ltd., a Singapore corporation (“CIS Singapore”), CIS Financial Services, Inc., a Delaware corporation (“CIS Financial”), CIS Management Inc., a Delaware corporation (“CIS Management”), CIS Securities, Inc., a Delaware corporation (“CIS Securities” and, together with CIS, CIS Singapore, CIS Financial and CIS Management, the “Asset Sellers”) are direct or indirect wholly owned (or in the case of Cargill PLC, majority owned) subsidiaries of Parent;

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser wishes to purchase from the US Entity Shareholders, and Parent wishes to procure that the US Entity Shareholders shall sell to Purchaser, all of the issued and outstanding shares of capital stock of each of CIS Investments, Inc., a Delaware corporation (“CIS Investments”), CIS Managed Assets, Inc., a Delaware corporation (“CIS Managed Assets”) and CIS Cash Management, Inc., a Delaware Corporation (“CIS Cash Management”);

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser wishes to purchase from Cargill PLC, and Parent wishes to procure that Cargill PLC shall sell to Purchaser, all of the issued and outstanding shares of capital stock of Cargill Investor Services Limited, a corporation organized under the laws of England and Wales (“CIS Limited”);

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser wishes to purchase from the Asset Sellers, and Parent wishes to procure that the Asset Sellers shall sell to Purchaser, all of the Assets, and Purchaser is willing to assume all of the Assumed Obligations; and

WHEREAS, as a condition to the Purchaser’s willingness to enter into this Agreement, Parent is willing to make certain representations and warranties and undertake certain covenants, agreements and other obligations, in each case as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1.

DEFINITIONS

1.1           Definitions.  The following terms shall have the following meanings for the purposes of this Agreement:

“2004 Balance Sheets” shall mean the separate balance sheets of each of the Non-Fund Entities as of May 31, 2004, including the notes thereto, that are included in the 2004 Financial Statements.

“2004 Financial Statements” shall mean the financial statements of each of the Non-Fund Entities as of and for the twelve (12) months ended May 31, 2004, consisting of (a) the balance sheets of such Subject Entities as of May 31, 2004, (b) the related statements of operations and retained earnings (deficit) for the twelve (12) months ended May 31, 2004 and (c) the related statements of cash flows for the twelve (12) months ended May 31, 2004 (in the case of each of clauses (a), (b) and (c), including the notes thereto).

“2005 Balance Sheets” shall mean the separate balance sheets of each of the Non-Fund Entities as of May 31, 2005, including the notes thereto, that are included in the 2005 Financial Statements.

“2005 Financial Statements” shall mean the financial statements of each of the Non-Fund Entities as of and for the twelve (12) months ended May 31, 2005, consisting of (a) the balance sheets of such Subject Entities as of May 31, 2005, (b) the related statements of operations and retained earnings (deficit) for the twelve (12) months ended May 31, 2005 and (c) the related statements of cash flows for the twelve (12) months ended May 31, 2005 (in the case of each of clauses (a), (b) and (c), including the notes thereto).

“Acquired Corporations” shall mean CIS Investments, CIS Managed Assets, CIS Cash Management and CIS Limited.

“Acquired Corporation Financial Statements” shall mean the audited consolidated financial statements of each of the Acquired Corporations and their respective Acquired Corporation Subsidiaries as of and for the twelve (12) months ended May 31, 2004, consisting of (a) the consolidated balance sheet as of May 31, 2004, (b) the related consolidated statement of operations and retained earnings (deficit) for the twelve (12) months ended May 31, 2004 and (c) the related consolidated statement of cash flows for the twelve (12) months ended May 31, 2004 (in each case, including the notes thereto).

“Acquired Corporation Subsidiaries” shall mean First Capitol.

“Adjusted Purchase Price” shall mean:

the amount of the Closing Date Seller Payment, adjusted for:

(a)           the Purchase Price Increase Amount or Purchase Price Reduction Amount, as calculated pursuant to Section 4.5;

(b)           any adjustment provided for in Section 12.11; and

(c)           the Post Closing Payment.

“Affiliate” shall mean, with respect to any specified Person, (a) any other Person that, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified Person, (b) any other Person that is a director, officer or partner, or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person or a Person described in clause (a) of this paragraph, (c) another Person of which the specified Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (d) another Person in which the specified Person has a substantial beneficial interest or as to which the specified Person serves as trustee or in a similar capacity or (e) any relative or spouse of the specified Person or any of the foregoing Persons, any relative of any such spouse or any spouse of any such relative.

“Agreed Terms” shall mean, in relation to any document, that document in the terms agreed between the parties and signed and initialed for identification purposes only by or on behalf of such parties prior to the execution of this Agreement.

“Agreement” shall mean this Purchase and Sale Agreement, including all exhibits and schedules hereto, as it may be amended from time to time in accordance with its terms.

“Assignment and Assumption Agreement” shall mean the assignment and assumption agreement, to be entered by and among each Asset Seller and Purchaser, substantially in the form agreed to by Parent and Purchaser.

“Assignment and Assumption of Lease” shall mean the assignment and assumption agreement, to be entered into with respect to each Real Property Lease to which any Asset Seller is party, by and between Purchaser and the applicable Subject Entity, substantially in the form agreed to by Parent and Purchaser.

“Bill of Sale” shall mean the bill of sale, to be executed by each Asset Seller in favor of Purchaser, substantially in the form agreed to by Parent and Purchaser.

“Business” shall mean the business, as previously, currently and proposed to be conducted by any of the Subject Entities, of (a) clearing or executing futures, options on futures, and securities, (b) acting as broker/dealer of foreign exchange transactions, (c) operating collective investment vehicles principally engaged in the trading of futures, options on futures, and foreign exchange, (d) financing of futures, options on futures, and foreign exchange transactions for unaffiliated Persons, and (e) operating cash management programs.

“Business Day” shall mean any day of the year other than (a) any Saturday or Sunday or (b) any other day on which banks located in New York and London are authorized or obligated to be closed for business.

“Cash” shall mean all cash, certificates of deposits and bank deposits, together with all accrued but unpaid interest thereon.

“Cash Equivalents” shall mean all securities and other instruments eligible for investment of customer funds under the Commodity Exchange Act and the rules and regulations promulgated thereunder.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” shall mean the consummation of the transactions contemplated herein in accordance with Article 10.

“Closing Date” shall mean the date on which the Closing occurs or is to occur.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Contract” shall mean any contract, lease, sales order, purchase order, agreement, warranty, indenture, mortgage, note, bond, right, warrant or instrument, whether written or verbal (and any and all amendments thereto).

“Current Liabilities” means all current liabilities of the Subject Entities that would appear on a balance sheet of each such Subject Entity prepared in accordance with GAAP.

“Debt” shall mean any (a) indebtedness for borrowed money or any obligations evidenced by bonds, debentures, notes or other similar instruments, any bank overdrafts or any capitalized lease obligations (including all such indebtedness for borrowed money, obligations and bank overdrafts set forth on Schedule 1.1(a)(i)), and all interest thereon and fees and other expenses related thereto, (b) obligations issued or assumed as the deferred purchase price of property or services (including all such obligations set forth on Schedule 1.1(a)(ii)), and all interest thereon and fees and other expenses related thereto, and (c) severance amounts payable to any current or former employee of any Subject Entity (including all such severance amounts set forth on Schedule 1.1(a)(iii)) and all interest thereon and fees and other expenses related thereto, in the case of each of clauses (a), (b) and (c), that (i) is owed to any Person by any Subject Entity, or (ii) is secured by a Lien on any Shares, any assets or properties of the Subject Entities, or any Assets.

“Dollars” or numbers preceded by the symbol “$” shall mean amounts in United States Dollars.

“Draft 2005 Financial Statements” shall mean the unaudited financial statements of each of the Non-Fund Entities as of and for the twelve (12) month period ended May 31, 2005, consisting of (a) the balance sheets of such Non-Fund Entities as of May 31, 2005 as set forth on Schedule 1.1(b), (b) the related statements of operations and retained earnings (deficit) for the twelve (12) month period ended May 31, 2005 as set forth on Schedule 1.1(c), and (c) the related statements of cash flows for the twelve(12) month period ended May 31, 2005 as set forth on Schedule 1.1(d) (in the case of each of clauses (a), (b) and (c), including narratives discussing the results of operations for the aforementioned periods).

“Employees” shall mean all individuals employed by the Asset Sellers primarily in connection with the operation of the Business and all individuals employed by the Acquired

Corporations or any Acquired Corporation Subsidiary (including, in each case, those who are actively employed or on leave, disability or other absence from employment) immediately prior to Closing.

“Environmental Law” shall mean any Law that imposes liability or standards of conduct concerning, or otherwise relates to, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants or hazardous or toxic wastes, substances or materials, including CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, as amended, the Clean Water Act of 1977, as amended, any so-called “Superfund” or “Superlien” Law (including those already referenced in this definition) and any other Law having a similar subject matter.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any corporation, trade or business that, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of sections 414(b) or (c) of the Code.

“Expense Synergy Amount” shall mean an amount equal to: (i) the sum of the sales, general and administrative expenses and employee compensation expenses of the Business, in each case as reflected on the compiled, combined, consolidating statements of operations and retained earnings (deficit) for the twelve (12) months ended May 31, 2005 (as derived from the statement of operations and retained earnings (deficit) of the Non-Fund Entities for the twelve (12) months ended May 31, 2005 included within the 2005 Financial Statements) (the “2005 Combined Earnings Statement”), as adjusted in accordance with the Pro Forma Calculation Principles, minus (ii) the expenses associated with the operation of the Business by Purchaser for the twelve (12) month period ending on the second anniversary of the Closing Date; provided, however, that if such amount is a negative number, the Expense Synergy Amount shall be deemed to be zero.  For the avoidance of doubt, employee compensation expenses attributable to Transferred Employees that are not engaged in the Business after the Closing shall be excluded from the amount calculated pursuant to clause (ii) of the preceding sentence.

“Financial Statements” shall mean (a) the 2004 Financial Statements, (b) the Interim Financial Statements and (c) the 2005 Financial Statements.

“FSA” shall mean the Financial Services Authority.

“FSA Rules” shall mean the rules and regulations issued by the FSA from time to time

“FSMA” shall mean the Financial Services and Markets Act 2000.

“Funds” shall mean each of IDS Managed Futures, L.P., a Delaware limited partnership, IDS Managed Futures II, L.P., a Delaware limited partnership, JWH Global Trust, a Delaware statutory trust, Strategic Partners Diversified Fund, LLC, a Delaware limited liability company, Strategic Partners Diversified Master Fund, Ltd., a British Virgin Islands company, and Strategic Partners Diversified (BVI) Fund, Ltd., a British Virgin Islands company.

“GAAP” shall mean United States generally accepted accounting principles as in effect on any applicable date.

“Governmental Authority” shall mean the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, grand jury, arbitrator, Self-Regulatory Organization or any other quasi-governmental entity established to perform such functions.

“Hazardous Substance” shall mean any material, substance, constituent, waste, compound or other matter that (a) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by, pursuant to, or result in liability under, any Environmental Law) or (b) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnitee” shall mean the Person or Persons entitled to, or claiming a right to, indemnification under Article 12.

“Indemnitor” shall mean the Person or Persons claimed by the Indemnitee to be obligated to provide indemnification under Article 12.

“Information and Records” of any Person shall mean all books and records (other than minute books and corporate records and including accounting and other financial books and records), files, databases, plans, specifications, technical information, confidential information, price lists, promotional materials, advertising copy and data, marketing research and information, competitive analyses, customer impact analyses, sales records, service records, Tax records, customer lists and files (including customer credit, collection, deposit and complaint information), customer profiles and other customer information, vendor lists and files, and all other proprietary information of such Person.

“Intellectual Property” shall mean all United States and foreign patents (including continuations, continuations-in-part, reissues and re-examinations thereof) and patent applications; Marks; copyrights and copyright registrations (and applications for registration of the same); domain names; trade secrets; computer data (including formulations and analyses), computer programs and software (in source code and object code form) and firmware and all related programming, user and systems documentation; inventions, processes and designs (whether or not patentable or reduced to practice); know-how and formulae; and all other intellectual property rights and assets.

“Interim Financial Statements” shall mean the unaudited financial statements of each of the Non-Fund Entities as of and for the nine (9) month period ended February 28, 2005, consisting of (a) the balance sheets of such Subject Entities as of February 28, 2005, (b) the related statements of operations and retained earnings (deficit) for the nine (9) month period ended February 28, 2005, and (c) the related statements of cash flows for the nine (9) month period ended February 28, 2005 (in the case of each of clauses (a), (b) and (c), including narratives discussing the results of operations for the aforementioned periods).

“IRS” shall mean the United States Internal Revenue Service.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, injunction, common law, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“License” shall mean any permit, license, approval, consent or other authorization required or granted by any Governmental Authority.

“Lien” shall mean any lien (except for any lien for Taxes not yet due and payable), encumbrance, mortgage, charge, restriction, pledge, security interest, option, lease, sublease or right of any third party.

“Loss” or “Losses” shall mean any and all losses, liabilities, costs, claims, damages, penalties and expenses (including attorneys’ fees and expenses and costs of investigation and litigation).  In the event any of the foregoing are indemnifiable hereunder, the terms “Loss” and “Losses” shall include any and all attorneys’ fees and expenses and costs of investigation and litigation incurred by the Indemnitee in enforcing such indemnity.

“Marks” shall mean registered and unregistered trade names, trademarks, service names, service marks and logos (and applications for registration of the same) and all goodwill associated therewith.

“Material Adverse Effect” shall mean an effect (or circumstance involving a prospective effect) on the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of any of the Acquired Corporations, together with the Acquired Corporation Subsidiaries, the Funds, the Assets or the Business, taken as a whole, that is materially adverse or that reduces any such entity’s ability to consummate the transactions contemplated hereby; provided, that in each case a “Material Adverse Effect” will not be deemed to include effects or circumstances resulting from (a) general economic, business, political or financial conditions that do not have a materially disproportionate effect on any Asset Seller, the Assets or the Business, (b) the announcement of the transactions contemplated by this Agreement or (c) any action taken or omitted to be taken pursuant to the terms of this Agreement.

“Measurement EBITDA” shall mean the earnings before long-term interest, taxes, depreciation and amortization derived from the operation of the Business as conducted by Purchaser for the twelve month period ending on the second anniversary of the Closing Date.  For the avoidance of doubt, returns on investment relating to First Capitol shall be excluded from the calculation of Measurement EBITDA.

“Net Asset Amount” shall mean, as of any date, the result of (i) the sum of (A) the Cash, Cash Equivalents and assets of the type listed on Schedule 1.1(e) attached hereto of the Acquired Corporations and the Acquired Corporation Subsidiaries (other than First Capitol) and (B) the Cash, Cash Equivalents and assets of the type listed on Schedule 1.1(e) attached hereto of the Asset Sellers that are included within the Assets, minus (ii) the sum of (A) the Current Liabilities of the Acquired Corporations and the Acquired Corporation Subsidiaries (other than First Capitol) and (b) the Current Liabilities of the Asset Sellers included within the Assumed Obligations.

“Non-Fund Entities” shall mean, collectively, the Asset Sellers, the Acquired Corporations and the Acquired Corporation Subsidiaries.

“Person” shall mean any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association, Governmental Authority or other entity.

“Post Closing Enterprise Value” shall mean an amount equal to: (i) the sum of (A) the Measurement EBITDA, minus (B) an amount equal to 50% of the Expense Synergy Amount; multiplied by (ii) eight.

“Post Closing Payment Amount” shall mean an amount equal to: (i) the Post Closing Enterprise Value; minus (ii) $208 million; provided, however, that in the event that such result is (A) less than $67 million, the Post Closing Payment Amount shall be, and shall be deemed to be, $67 million, and (B) greater than $192 million, the Post Closing Payment Amount shall be, and shall be deemed to be, $192 million.

“Pre-Closing Tax Period”  shall mean (a) any Tax period ending on or before the close of business on the Closing Date and (b) in the case of any Tax period that includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Pro Forma Calculation Principles” shall mean the principles set forth on Schedule 1.1(f).

“Purchaser Indemnified Parties” shall mean Purchaser and each of its Affiliates (including, after the Closing, the Acquired Corporations, the Acquired Corporation Subsidiaries and the Funds), and their respective officers, directors, employees, agents and representatives; provided, that in no event shall any Seller or Parent be deemed a Purchaser Indemnified Party.

“Related Agreement” shall mean any Contract that is or is to be entered into at the Closing or otherwise pursuant to this Agreement.  The Related Agreements executed by a specified Person shall be referred to as “such Person’s Related Agreements,” “its Related Agreements” or another similar expression.

“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and its officers, directors, managers, advisors and other representatives.

“Restricted Business” shall mean the business of (a) clearing or executing futures, options on futures, and securities, (b) acting as broker/dealer of foreign exchange transactions, (c) operating collective investment vehicles principally engaged in the trading of futures, options on futures, and foreign exchange, (d) financing of futures, options on futures, and foreign exchange transactions for unaffiliated Persons, and (e) operating cash management programs in connection with any of the foregoing.

“Self-Regulatory Organization” shall mean the National Association of Securities Dealers, Inc., the American Stock Exchange, the National Futures Association, the Chicago Mercantile Exchange, the Chicago Board of Trade, the New York Stock Exchange, Inc., any national securities exchange (as defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), any other securities exchange, futures exchange, contract market, commodities market, clearinghouse or corporation or other similar federal, state or foreign self-regulatory body or organization.

“Sellers” shall mean, collectively, the Shareholders and the Asset Sellers.

“Shares” shall mean, collectively, (a) all of the issued and outstanding shares of common stock, $100.00 par value per share, of the CIS Managed Assets, (b) all of the issued and outstanding shares of common stock, $100.00 par value per share, of CIS Investments, (c) all of the issued and outstanding shares of common stock,$.01 par value per share, of CIS Cash Management, and (d) all of the issued shares in the capital of CIS Limited, details of which are given in Schedule 1.1(g).

“Subject Entities” shall mean, collectively, the Asset Sellers, the Acquired Corporations, the Acquired Corporation Subsidiaries and the Funds.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, unclaimed property, escheat, value added, license, payroll, unemployment, environmental, customs duties, capital stock, disability, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational and interest equalization, windfall profits, severance and employees’ income withholding and Social Security taxes imposed by any Governmental Authority, and such term shall include all applicable interest, penalties or additions to tax including any penalties and additions to taxes relating to the failure to comply with tax reporting obligations including the reporting obligations described in Treasury Regulation Section 1.6011-4.

“Tax Return” shall mean any report, return, registration, document, declaration, payee statement or other information or filing required to be filed or provided to any Governmental Authority or any Person with respect to Taxes.

“Tax Statute of Limitations Date” shall mean the close of business on the 60th day after the expiration of the applicable statute of limitations with respect to Taxes, including any extensions thereof (or if such date is not a Business Day, the next Business Day).

“Tax and Benefits Warranty” shall mean a representation or warranty in Section 5.16 or 5.21.

“Title and Authorization Warranty” shall mean a representation or warranty in Section 5.1, 5.2, 5.3, 5.4, 5.7, 5.27, 6.1, 6.2, 6.3 or 6.5 and the representations and warranties set forth in Parts 1 and 2 of the UK Warranties Schedule.

“Transition Services Agreement” shall mean a transition services agreement to be entered into by and between Parent and Purchaser as a condition to the Closing, pursuant to which Parent will, or will cause its Affiliates to, provide, for a term of 120 days after Closing, such services (i) as Parent and/or its Affiliates currently provide to the Subject Entities and (ii) as Purchaser may reasonably request.  The Transition Services Agreement shall provide that all services provided by Parent and/or its Affiliates shall be provided at cost, and shall otherwise contain usual and customary terms.

“UK Auditors” shall mean KPMG Audit PLC.

“UK Companies Act” shall mean the UK Companies Act of 1985.

“UK Employees” shall mean the Employees of CIS Limited.

“UK Pension Scheme” shall mean the Cargill Pension Plan.

“UK Property” shall mean the leasehold property located at Level 5, 2 More London Riverside, London SE1, as more particularly described in Schedule 1.1(h).

“UK Warranties Schedule” shall mean the schedule attached hereto setting forth the representations and warranties of Purchaser as to CIS Limited and the Shares of CIS Limited.

1.2           Other Definitions.  In addition to the terms defined in Section 1.1, certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.  The definitions of terms of general applicability are set forth in the sections listed below.

Term	Section

2005 Combined Earnings Statement	1.1
Accounting Firm	4.3(d)
Acquired US Corporations	2.1
AGUB	7.13(c)
Allocation Schedule	7.13(c)
Arrangements	5.16(a)
Asset Allocation Schedule	4.5(c)

Assets	3.1
Asset Sellers	Recitals
Assumed Contracts	3.2(a)
Assumed Licenses	3.2(b)
Assumed Obligations	3.4
Benefit Plans	5.16(b)
Cargill PLC	Recitals
CIS	Recitals
CIS Cash Management	Recitals
CIS Financial	Recitals
CIS France Employee	7.12(a)
CIS Investments	Recitals
CIS Limited	Recitals
CIS Managed Assets	Recitals
CIS Management	Recitals
CIS Securities	Recitals
CIS Singapore	Recitals
Closing Balance Sheet	4.3(b)
Closing Date Balance Sheet	4.3(b)
Closing Date Seller Payment	4.1
Computer System	5.11
Deductible Amount	12.4(a)
Deferred Schedules	1.5(b)
Employment Agreements	5.16(a)
Estimated Closing Date Balance Sheet	4.3(a)
Estimated Closing Date Purchase Price	4.1(b)
Excluded Assets	3.3
Excluded Contracts	3.3(i)
Excluded Customer Accounts	3.3(j)
Excluded Obligations	3.4(c)
Final Closing Date Balance Sheet	4.3(b)
Final Net Asset Amount	4.3(e)
Final Post Closing Payment Amount	4.4(d)
First Capitol Interests	5.4(f)
First Capitol Interests	3.1(k)
Intellectual Property Licenses	5.12(a)
Leased Real Property	5.9(b)
Licensed Intellectual Property	5.12(a)
Major Customers	5.25(a)
Net Asset Objection Notice	4.3(c)
Non-Competition Covenant	14.2
Non-Competition Payment	4.2
Non-Competition Period	14.1(a)
Owned Intellectual Property	5.12(a)
Parent	Preamble
Plans	5.16(a)

Post Closing Payment	4.4(e)
Post Closing Payment Objection Notice	4.4(b)
Property Taxes	13.2
Purchase Price Increase Amount	4.3(f)
Purchase Price Reduction Amount	4.3(f)
Purchaser	Preamble
Purchaser’s DC Plan	7.12(c(iv)
Real Property Leases	5.9(b)
Recipient	13.6(a)
Reports	5.30
Section 338 Forms	7.13(b)
Section 338(h)(10) Elections	7.13(a)
Severance Period	7.12(b)
Shareholders	Recitals
Stock Powers	10.2(a)
Straddle Period	13.2
Subject Entity Assets	5.8(b)
Tax Claim	13.6(a)
Transfer Taxes	13.3
Transferred Customer Contracts	3.2(a(ii)
Transferred Employee	7.12(a)
Transferred Fixed Assets	3.1(b)
Transferred Information and Records	3.1(d)
Transferred Intellectual Property Licenses	3.2(a(iv)
Transferred Receivables	3.1(c)
Transferred Owned Intellectual Property	3.1(e)
Transferred Personal Property Leases	3.2(a(i)
Transferred Vendor Contracts	3.2(a(iii)
UK Entity Shareholder	Recitals
US Entity Shareholders	Recitals
US Shares	2.1

1.3           Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement.  The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement.  The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.  Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.  Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect at the time that is applicable to such reference in accordance with the terms thereof and, if applicable, the terms hereof.  Reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, at the time that is applicable to such reference, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder.  Underscored references to Articles, Sections, Subsections or Schedules shall refer to those portions of this Agreement.  The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section or clause of or Exhibit or Schedule to this Agreement.  No specific representation, warranty or covenant contained herein shall limit the generality or applicability of a more general representation, warranty or covenant contained herein.  A breach of or inaccuracy in any representation, warranty or covenant shall not be affected by the fact that any more general or less general representation, warranty or covenant was not also breached or inaccurate.

1.4           GAAP and Consistency.  For the avoidance of doubt, with respect to those provisions herein relating to the Closing Balance Sheets, if there is any conflict between GAAP (on the one hand) and the practices used to prepare the 2004 Balance Sheets (on the other hand), GAAP shall prevail.

1.5           Schedules.

(a)           To the extent applicable, the information set forth on each Schedule to this Agreement shall be organized and categorized by reference to the particular entity or entities to which such scheduled information pertains.

(b)           The following Schedules shall be delivered by Parent to Purchaser within fifteen (15) Business Days from the date of this Agreement and shall be referred to herein as the “Deferred Schedules”:

(i)                                    Schedule 1.1(c), Non-Fund Entities May 31, 2005 Related Statements of Operations and Retained Earnings (Deficit)

(ii)                                 Schedule 1.1(d), Non-Fund Entities May 31, 2005 Related Statements of Cash Flows

(iii)          Schedule 1.1(g), Details of CIS Limited

(iv)          Schedule 1.1(h), Description of UK Property

(v)           Schedule  3.1(a), Transferred Contracts;

(vi)          Schedule  3.1(b), Transferred Fixed Assets;

(vii)         Schedule  3.1(e), Transferred Owned Intellectual Property;

(viii)        Schedule  3.2(a)(i), Transferred Personal Property Leases;

(ix)           Schedule  3.2(a)(ii), Transferred Customer Contracts;

(x)            Schedule  3.2(a)(iii), Transferred Vendor Contracts;

(xi)           Schedule  3.2(a)(iv), Transferred Intellectual Property Licenses;

(xii)          Schedule  3.2(a)(ix), Transferred Other Contracts;

(xiii)         Schedule  3.2(b), Assumed Licenses;

(xiv)        Schedule 5.3, Consents and Approvals;

(xv)         Schedule 5.4(f), First Capitol;

(xvi)        Schedule  5.9(h), Liens;

(xvii)       Schedule 5.9(g), Customers in Office Space

(xviii)      Schedule  5.10(a), Owned Personal Property;

(xix)         Schedule  5.10(b), Leased Personal Property;

(xx)          Schedule  5.12(a), Intellectual Property;

(xxi)         Schedule  5.12(b), Representations Covering Intellectual Property;

(xxii)        Schedule 5.13, Contracts;

(xxiii)       Schedule 5.14, Licenses;

(xxiv)       Schedule 5.15, Insurance Policies;

(xxv)                      Schedule 5.16, Employee Benefit Plans and Employment Agreements;

(xxvi)       Schedule 5.17(a), Employees

(xxvii)      Schedule 5.18(a), Capital Improvements;

(xxviii)     Schedule 5.18(b), Significant Non-Capital Expenditures;

(xxix)       Schedule 5.20(e), Registrations

(xxx)        Schedule 5.21, Environmental Matters

(xxxi)       Schedule 5.23, Conflicts of Interest

(xxxii)      Schedule 5.24, Bank Accounts;

(xxxiii)     Schedule 5.25(a), Major Customers;

(xxxiv)     Schedule 5.32, UK Warranties Schedules;

(xxxv)      Schedule 7.3(a), Preservation of Business; and

(xxxvi)     Schedule 7.3(c), Permitted Corporate Changes.

(c)           The following Schedules shall be agreed upon between Parent and Purchaser prior to the Closing:

(i)                                    Schedule 4.5(a), Allocation of Purchase Price among Shares and Assets;

(ii)                                 Schedule 4.5(b), Allocation of Purchase Price among Entities Selling Shares and Shareholders; and

(iii)          Schedule 4.5(d), Allocation of Non-Competition Payment.

(d)           Neither the specification of any item or matter in any Deferred Schedule shall be deemed to modify any representation or warranty contained in this Agreement nor correct any matter that would constitute a breach of any representation, warranty, covenant or obligation contained herein or qualify any rights or remedies of Purchaser hereunder.  Any information set forth in a Deferred Schedule that constitutes new or revised information and that has or could reasonably be expected to have a Material Adverse Effect in the commercially reasonable opinion of Purchaser will permit Purchaser to terminate this Agreement and not to effect the Closing hereunder, in addition to Purchaser’s rights under Section 7.11 and the indemnity provisions hereof.  Notwithstanding anything to the contrary set forth in this Agreement, each item listed on Schedule 5.3, which is required to be delivered by Parent as provided pursuant to Section 1.5(b), shall be marked with an asterisk (*) for purposes of this Agreement.

ARTICLE 2.

SALE AND PURCHASE OF SHARESError! Bookmark not defined.

2.1           Sale and Purchase of Shares of CIS Managed Assets, CIS Investments and CIS Cash Management.  Subject to the terms and conditions of this Agreement, at and as of the Closing, Parent shall cause the US Entity Shareholders to sell to Purchaser (with Purchaser relying on representations and warranties of Parent contained in this Agreement) the Shares of CIS Managed Assets, CIS Investments and CIS Cash Management (the “Acquired US Corporations”, and such Shares, the “US Shares”), and Purchaser shall purchase the US Shares and the entire legal and beneficial ownership of such US Shares, in each case free and clear of all Liens.1  After the Closing, the Purchaser shall be entitled to exercise all rights attached or accruing to the Shares of CIS Managed Assets, CIS Investments and CIS Cash Management, including the right to receive all dividends, distributions or any return of capital declared, paid or made by CIS Managed Assets, CIS Investments or CIS Cash Management on or after the Closing Date.  Purchaser shall not be obliged to complete the purchase of any of the Shares of CIS Managed Assets, CIS Investments or CIS Cash Management unless the sale of all of the Shares is completed simultaneously.

1   US Shares to be purchased by a US corporate affiliate of Purchaser.

2.2           Sale and Purchase of Shares of CIS Limited.  Subject to the terms and conditions of this Agreement, at and as of the Closing, Parent shall cause the UK Entity Shareholder to sell to Purchaser (with Purchaser relying on the representations and warranties and the other obligations of the UK Entity Shareholder under this Agreement) and the Purchaser shall purchase the entire legal and beneficial ownership of such Shares, free and clear of all Liens.  After the Closing, the Purchaser shall be entitled to exercise all rights attached or accruing to the Shares of CIS Limited including the right to receive all dividends, distributions or any return of capital declared, paid or made by CIS Limited on or after the Closing Date.  Purchase shall not be obliged to complete the purchase of any of the Shares of CIS Limited unless the sale of all of the Shares is completed simultaneously.

ARTICLE 3.

SALE AND PURCHASE OF ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS

3.1           Purchased Assets.  Except as provided in Section 3.3, and subject to the terms and conditions of this Agreement, at and as of the Closing, Parent shall cause the Asset Sellers to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and take assignment and delivery of, all of the Asset Sellers’ title, right and interest in and to all of the assets, properties and rights (wherever located) that are used or held for use in, primarily related to or necessary for the Business, including the following:

(a)           Contracts.  The Contracts that Purchaser has reviewed and agreed to accept as set forth on Schedule 3.1(a);

(b)           Fixed Assets.  All machinery, equipment, storage racking, fixed assets, furniture, tools, spare and replacement parts, maintenance equipment, materials, computers, printers, servers and other items of personal property of every kind and description that are used or held for use in, primarily related to or necessary for the Business, other than the Transferred Inventory (collectively, the “Transferred Fixed Assets”), including the Transferred Equipment set forth on Schedule 3.1(b);

(c)           Receivables.  All receivables to the extent arising out of or from the operation of the Business, including trade receivables, rebates, allowances and other receivables from suppliers (“Transferred Receivables”);

(d)           Information and Records.  All Information and Records that are used or held for use in, primarily related to or necessary for the Business, other than the Transferred Owned Intellectual Property (collectively, the “Transferred Information and Records”);

(e)           Owned Intellectual Property.  All Intellectual Property owned by any Subject Entity, including all rights to sue and recover for past infringement or misappropriation thereof and to receive all income, royalties, damages and payments for past and future infringements thereof, but excluding Intellectual Property that will be provided by Parent pursuant to the Transition Services Agreement (the “Transferred

Owned Intellectual Property”), including the Transferred Owned Intellectual Property set forth on Schedule 3.1(e);

(f)            Customer Goodwill.  All of the goodwill relating to customer relationships  to the extent resulting from the conduct of the Business by any Asset Seller;

(g)           Prepaid Expenses.  All prepaid expenses, including ad valorem Taxes and lease and rental payments;

(h)           Rights of Set-Off, etc.  All claims, causes of action, rights of recovery and rights of set-off of any kind relating to or arising out of the Assets or the Business, including any claims against insurance companies;

(i)            Leasehold Improvements.  All improvements to any real property leased by any Asset Seller pursuant to any Asset Seller Real Property Lease made by or for the benefit of the tenant;

(j)            Bank Accounts and Certain Cash.  All bank accounts that are used or held for use in, primarily related to or necessary for the Business and Cash to the extent such Cash cannot be withdrawn from such bank accounts or is not “available” (as such term is generally used by banks) at and as of the Closing or is otherwise required for the operation of the Business at and as of the Closing;

(k)           Interests in First Capitol Group, LLC.  Subject to the satisfaction of the condition precedent contained in Section 8.12(i), all of the equity interests in First Capitol Group, LLC, a Delaware limited liability company, held by CIS Management (the “First Capitol Interests”); and

(l)            Other Assets.  All other assets and rights of every kind and description not of a type specifically identified in this Section 3.1, wherever located, personal or mixed, tangible or intangible, known or unknown, that are used or held for use in, primarily related to or necessary for the Business, including (i) all assets of any Asset Seller reflected on the 2004 Balance Sheets, other than those assets so reflected that have been sold or otherwise disposed of in the ordinary course of business not in violation of any provisions of this Agreement during the period from the date of the 2004  Balance Sheets until the Closing Date and (ii) all assets acquired after the date of the 2004 Balance Sheets by any Asset Seller primarily in connection with the Business, but excluding, in any case, (A) any Contract or License (it being understood that the only Contracts or Licenses to be transferred to Purchaser shall be the Assumed Contracts and Assumed Licenses) and (B) the Excluded Assets.

All of the foregoing assets described in this Section 3.1, together with the Assumed Contracts and the Assumed Licenses, are referred to herein collectively as the “Assets”.

3.2           Assignment of Contracts and Licenses.

(a)           Assignment of Contracts.  Except as provided in Section 3.3, and subject to the terms and conditions of this Agreement, at and as of the Closing, Parent shall cause the Asset Sellers to assign and transfer to Purchaser, and Purchaser shall take assignment of, all of the Asset Sellers’ title, right and interest in and to all of the Contracts to which the Asset Sellers are a party and that relate to, in whole or in part, other Assets or that are used or held for use in, primarily related to or necessary for the Business and that Purchaser has reviewed and agreed to accept (all such Contracts are referred to herein collectively as the “Assumed Contracts”), including the following:

(i)            Personal Property Leases.  All leases to or by any Asset Seller of personal property, which leases or leased personal property relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Personal Property Leases”), including the Transferred Personal Property Leases set forth on Schedule 3.2(a)(i);

(ii)           Customer Contracts.  All customer Contracts and other Contracts for the sale or provision by any Asset Seller of goods and/or services, which Contracts or goods and/or services relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Customer Contracts”), including the Transferred Customer Contracts set forth on Schedule 3.2(a)(ii), but excluding the customer Contracts relating to the Excluded Customer Accounts;

(iii)          Vendor Contracts.  All purchase orders and other Contracts for the purchase by any Asset Seller of goods and/or services, which Contracts or goods and/or services relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Transferred Vendor Contracts”), including the Transferred Vendor Contracts set forth on Schedule 3.2(a)(iii);

(iv)          Intellectual Property Licenses.  All agreements for the license to or by any Asset Seller of any Intellectual Property, which agreements or Intellectual Property are held for use in, primarily related to or necessary for the Business and set forth on Schedule 3.2(a)(iv)  (collectively, the “Transferred Intellectual Property Licenses”);

(v)           Real Property Leases.  The Real Property Leases to which any Asset Seller is party;

(vi)          Non-Disclosure Obligations.  All non-disclosure, confidentiality and similar obligations owed to any Asset Seller to the extent related to the Assets or used or held for use in, primarily related to or necessary for the Business, including all rights with respect to any obligation of any current or former employee of the Business owed to any Asset Seller to maintain the confidentiality of proprietary information of the Business;

(vii)         Claims.  All warranties, indemnities, claims and rights against third parties given to, assigned to or benefiting any Asset Seller in connection with the Assets or the Business;

(viii)        Employee Non-Compete Obligations.  All rights with respect to any obligation of any current employee or former employee of the Business owed to any Asset Seller to refrain from competing with the Business; and

(ix)           Other Contracts.  All other Contracts set forth on Schedule 3.2(a)(ix).

(b)           Assignment of Licenses.  Except as provided in Section 3.3, and subject to the terms and conditions of this Agreement, at and as of the Closing, the Asset Sellers shall assign and transfer to Purchaser, and Purchaser shall take assignment of, all of the Asset Sellers’ title, right and interest in and to all of the Licenses that relate to, in whole or in part, other Assets or are used or held for use in, primarily related to or necessary for the Business (collectively, the “Assumed Licenses”), including the Assumed Licenses set forth on Schedule 3.2(b).

Notwithstanding anything contained herein or otherwise to the contrary, this Agreement shall not constitute an agreement to assign any Contract or License or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment thereof, without the consent of a third party thereto, would constitute a breach or violation thereof and if such a consent is not obtained at or prior to the Closing, in which case the provisions of Section 7.4(b) shall apply, provided that this sentence shall not limit or otherwise affect the terms of Section 5.3, 6.3, 8.4 or 9.4.

3.3           Excluded Assets.  Notwithstanding the terms of Sections 3.1 and 3.2 or anything else contained herein or otherwise to the contrary, the following assets of the Asset Sellers shall be retained by the Asset Sellers, are not being sold or assigned to Purchaser hereunder and do not constitute Assets, Assumed Contracts or Assumed Licenses (all of the following are referred to herein collectively as the “Excluded Assets”):

(a)           Cash.  All Cash, except as provided in Section 3.1(j);

(b)           Corporate Records.  All minute books and corporate records of the Asset Sellers;

(c)           Intercompany Agreements.  All Contracts between any Asset Seller (on the one hand) and any other Asset Seller or any Affiliate of any other Asset Seller, including the Parent (on the other hand) (other than those Contracts explicitly set forth on Schedule 3.2(a)(ix) prepared by Purchaser and delivered to Parent not later than the later of (i) 30 Business Days after the date hereof or (ii) 15 Business Days after Parent’s delivery of all of the Deferred Schedules);

(d)           Intercompany Accounts Receivables.  All accounts receivable owed to any Asset Seller by any other Asset Seller or any Affiliate of any other Asset Seller, including the Parent, other than those accounts receivable incurred in the ordinary course of business;

(e)           Cargill Marks.  All rights to names which include “Cargill” and any symbols, logos and marks that include “Cargill”, together with any combinations or derivatives thereof.

(f)            Exchange Memberships and Seats.  All exchange memberships and exchange seats, except for those exchange seats required to carry on the Business as currently conducted and listed on Schedule 3.3(f);

(g)           Financing Agreements.  All Contracts relating to the borrowing of funds by, or extension of credit or financing to, any Asset Seller.

(h)           Other Excluded Assets.  All assets of the Asset Sellers set forth on Schedule 3.3(h) prepared by Purchaser and delivered to Parent not later than the later of (i) 30 Business Days after the date hereof or (ii) 15 Business Days after Parent’s delivery of all of the Deferred Schedules;

(i)            Excluded Contracts.  All Contracts of the Asset Sellers set forth on Schedule 3.3(i) prepared by Purchaser and delivered to Parent not later than the later of (i) 30 Business Days after the date hereof or (ii) 15 Business Days after Parent’s delivery of all of the Deferred Schedules (the “Excluded Contracts”);

(j)            Excluded Customer Accounts.  All customer accounts and customer Contracts relating thereto (i) that have an unsecured debit balance at the Closing, and (ii) that are not in compliance at the Closing with applicable Laws relating to margin or with the Purchaser’s margin requirements (the “Excluded Customer Accounts”);

(k)           Contracts Not Conforming to this Agreement.  Unless Purchaser elects otherwise by notice to Parent, (i) any Contracts not disclosed pursuant to Section 5.12 or Section 5.13 that should have been disclosed pursuant thereto, and (ii) any Contracts entered into in violation of Section 7.3(b); and

(l)            Certain Contract Rights.  All rights under the Assumed Contracts to the extent related to any Excluded Obligations.

3.4           Assumed Obligations.  At and as of the Closing, subject to the terms and conditions of this Agreement (including Section 3.5), Purchaser shall assume, and agree to pay, perform, fulfill and discharge, the following obligations of the Asset Sellers (the “Assumed Obligations”):

(a)           Assumed Contracts.  The obligations of the Asset Sellers that are required to be performed, and that accrue, after the Closing under the Assumed Contracts and Assumed Licenses (but excluding any liabilities of the Asset Sellers in respect of a breach by any Asset Seller of or default by any Asset Seller under such Assumed Contracts or Assumed Licenses and any liabilities or obligations arising on or prior to the Closing Date), to the extent such Assumed Contracts and Assumed Licenses, and all rights of the Asset Sellers thereunder, are effectively assigned to Purchaser at the Closing pursuant to Section 3.2; and

(b)           Accounts Payable.  All obligations with respect to accounts payable of the Asset Sellers arising in the ordinary course of business and relating to the Business as of the Closing to the extent set forth on the Closing Balance Sheets (as finalized pursuant to Section 4.4) (other than accounts payable relating to Excluded Assets and accounts payable that are payable to any other Asset Sellers or any Affiliate of any other Asset Seller).

(c)           No Other Liabilities Assumed.  Notwithstanding anything contained herein or otherwise to the contrary, except as specifically set forth in Section 3.4, neither Purchaser nor any of its Affiliates shall assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any debt, claim, obligation or liability of the Asset Sellers or any of their Affiliates whatsoever, including (for the avoidance of doubt) any liability for Taxes related to the Assets or the Business for any Pre-Closing Tax Period (the “Excluded Obligations”).

3.5           Prorations.

(a)           Parent and Purchaser agree that all of the items set forth in this Section 3.5 relating to the Assets will be prorated as of the Closing Date, with the Asset Sellers liable or entitled to receive payment to the extent such items relate to any time period up to and including the Closing Date and Purchaser liable or entitled to receive payment to the extent such items relate to periods subsequent to the Closing Date:  rents, royalties, maintenance fees, charges and other amounts that in any case are payable periodically by or to any Asset Seller or Purchaser under any of the Assumed Contracts or Assumed Licenses.

(b)           Parent agrees to provide Purchaser with such documents and other records as Purchaser reasonably requests in order to confirm all adjustment and proration calculations made pursuant to this Section 3.5.  Final payments with respect to prorations contemplated by this Section 3.5 that are not ascertainable on or before the Closing Date shall be settled between the parties as soon as practicable after they are ascertainable.

(c)           The parties hereto agree that any and all prorations of Taxes among the parties shall be effected pursuant to Section 13.2.

ARTICLE 4.

PURCHASE PRICE; OTHER PAYMENTS; ADJUSTMENT; ALLOCATION

4.1           Payment of Closing Purchase Price.  In consideration for the transfer of the Shares and the Assets to Purchaser at and as of the Closing, Purchaser shall assume the Assumed Obligations and pay the Parent (as representative for the Asset Sellers and Shareholders) an amount equal to:

(i)            $214,500,000 (the “Estimated Closing Date Purchase Price”); minus

(ii)           the Non-Competition Payment (the Estimated Closing Date Purchase Price, as so reduced, is hereinafter referred to as the “Closing Date Seller Payment”).

4.2           Payment of Non-Competition Payment.  In consideration for Sellers’ and Parent’s agreement to be bound by the Non-Competition Covenants in accordance with Article 14, at and as of the Closing, Purchaser shall pay the Parent an amount equal to $12,500,000 (the “Non-Competition Payment”).

4.3           Purchase Price Adjustment.

(a)           One Business Day prior to the Closing Date, Parent shall deliver to Purchaser the following items: (i) a compiled, combined, consolidating balance sheet of the Non-Fund Entities as of the close of business on the Business Day immediately preceding the Closing Date prepared in accordance with GAAP consistent with the practices used to prepare the 2004 Balance Sheets (the “Estimated Closing Date Balance Sheet”) and an adjusted version of the Estimated Closing Date Balance Sheet, adjusted in accordance with the Pro Forma Calculation Principles, and (ii) a certificate of Parent setting forth Parent’s calculation of the Net Asset Amount as of such date along with a schedule setting forth the components thereof.

(b)           As promptly as practicable, but no later than 60 days after the Closing Date, Purchaser will cause to be prepared and delivered to Parent the following items: (i) a compiled, combined, consolidating balance sheet of the Non-Fund Entities as of the close of business on the Closing Date prepared in accordance with GAAP consistent with the practices used to prepare the 2004 Balance Sheets (the “Closing Date Balance Sheet”) and an adjusted version of the Closing Date Balance Sheet, adjusted in accordance with the Pro Forma Calculation Principles (as so adjusted, the “Final Closing Date Balance Sheets” and, together with the Closing Date Balance Sheet, the “Closing Balance Sheet”), and (ii) a certificate of Purchaser setting forth Purchaser’s calculation of the Net Asset Amount as of such date along with a schedule setting forth the components thereof.  The Closing Balance Sheets shall be prepared in accordance with the same accounting policies and practices used to prepare the 2004 Balance Sheets, except as would be inconsistent with GAAP, and in the case of the Final Date Balance Sheet, subject to the Pro Forma Calculation Principles.

(c)           Parent may dispute Purchaser’s calculation of the Net Asset Amount (including any aspect of the preparation of the Closing Balance Sheets) by delivering a notice of its objection (the “Net Asset Objection Notice”) to Purchaser within 30 days following delivery of the Closing Balance Sheets.  Any Net Asset Objection Notice delivered pursuant to this Section shall specify in reasonable detail the nature and dollar amount of any disagreement.

(d)           During the 15 days following delivery of a Net Asset Objection Notice, the parties shall use good faith, commercially reasonable efforts to resolve in writing any differences they may have with respect to the matters specified in the Net Asset Objection Notice.  At the end of such 15-day period, the parties shall submit to Ernst & Young, LLP, or such other nationally recognized independent accounting firm mutually agreeable to Purchaser and Parent (the “Accounting Firm”), for review and resolution of all matters that were included in the Net Asset Objection Notice and remain unresolved notwithstanding efforts undertaken pursuant to this Section 4.3(d), and the Accounting

Firm shall make a final determination as to whether the Closing Balance Sheets or the Net Asset Amount requires adjustment.  The Accounting Firm shall deliver its determination to Purchaser and Parent as promptly as practicable but in any event within 45 days.  Such report shall be final and binding upon Parent and Purchaser, in the absence of manifest error.  The costs, fees and expenses of the Accounting Firm retained pursuant to this Section 4.3(d) shall be split equally between the Parent and Purchaser.

(e)           The “Final Net Asset Amount” shall be:

(i)            The Net Asset Amount in the event that (x) no Net Asset Objection Notice is timely delivered to Purchaser pursuant to Section 4.3(c), or (y) the parties so agree;

(ii)           The Net Asset Amount, adjusted in accordance with the Net Asset Objection Notice, in the event that (x) Purchaser does not respond to such Net Asset Objection Notice within the 15-day period following receipt by Purchaser of such Notice, or (y) the parties so agree; or

(iii)          The Net Asset Amount, as adjusted by either (x) the agreement of the parties, or (y) the Accounting Firm in accordance with Section 4.3(d).

(f)            Within three (3) Business Days after the date on which the Final Net Asset Amount is determined:

(i)            if (A) the Final Net Asset Amount is greater than $150 million, and (B) the Net Asset Amount minus the aggregate amount of assets of the type reflected on Schedule 1.1(b) is equal to or greater than $110 million (in such event, the amount by which the Final Net Asset Amount exceeds $150 million being hereinafter referred to as the “Purchase Price Increase Amount”), then Purchaser shall pay to the Parent (as representative for the Asset Sellers and Shareholders) the Purchase Price Increase Amount; or

(ii)           if either (A) the Final Net Asset Amount is less than $150 million, or (B) the Net Asset Amount minus the aggregate amount of assets of the type reflected on Schedule 1.1(b) is less than $110 million (the greater of the deficiencies calculated in (A) or (B) being hereinafter referred to as the “Purchase Price Reduction Amount”), then Parent shall pay to Purchaser the Purchase Price Reduction Amount.

(g)           Parent agrees to pay to Purchaser any and all amounts payable to Purchaser by Parent or Sellers pursuant to this Section 4.3.

(h)           All payments made hereunder shall be made in accordance with Section 15.5 and to such account or accounts as the receiving party shall designate in writing to the paying party.

(i)            The parties hereto agree that the finalization of the Closing Date Adjustment Materials pursuant to this Section 4.3 shall in no way limit any right of any

Purchaser Indemnified Party to be indemnified by Parent pursuant to Section 12.2 (including the right of any Purchaser Indemnified Party to be indemnified by Parent for any breach of or any inaccuracy in any representation or warranty set forth in Section 5.5).

4.4           Post-Closing Payment.

(a)           As promptly as practicable, but no later than 60 days after the second anniversary of the Closing Date, Purchaser will cause to be prepared and delivered to Parent a certificate of Purchaser setting forth Purchaser’s calculation of the Post Closing Payment Amount.  Within 15 days following the delivery of the certificate, Parent may request that the Accounting Firm audit the calculation of the Post Closing Payment Amount.  The Accounting Firm shall deliver an audit report to Purchaser and Parent as promptly as practicable but in any event within 45 days of the request for the audit.  The cost of such audit shall be borne equally by both Purchaser and Parent; provided, however, that if Parent disputes Purchaser’s calculation of the Post Closing Payment Amount and delivers a Post Closing Payment Objection Notice to Purchaser pursuant to Section 4.4(b), the cost associated with such audit shall be allocated as set forth in clauses (i) and (ii) of the last sentence of Section 4.4(c).

(b)           Parent may dispute Purchaser’s calculation of the Post Closing Payment Amount by delivering a notice of its objection (the “Post Closing Payment Objection Notice”) to Purchaser within (i) 30 days following delivery of the certificate described above in Section 4.4(a) or (ii) if Parent requests an audit of the Post Closing Payment Amount, 10 days following the Accounting Firm’s delivery of the audit report to Purchaser and Parent.  Any Post Closing Payment Objection Notice delivered pursuant to this Section shall specify in reasonable detail the nature and dollar amount of any disagreement.

(c)           During the 15 days following delivery of a Post Closing Payment Objection Notice, the parties shall use good faith, commercially reasonable efforts to resolve in writing any differences they may have with respect to the matters specified in the Post Closing Payment Objection Notice.  At the end of such 15-day period, the parties shall submit to the Accounting Firm for review and resolution of all matters that were included in the Post Closing Payment Objection Notice and remain unresolved notwithstanding efforts undertaken pursuant to this Section 4.4(c), and the Accounting Firm shall make a final determination as to whether the Post Closing Payment Amount requires adjustment.  The Accounting Firm shall deliver its determination to Purchaser and Parent as promptly as practicable but in any event within 45 days.  Such report shall be final and binding upon Parent and Purchaser, in the absence of manifest error.  The cost of such review and report shall be borne (i) by Purchaser, if the Post Closing Payment Amount, as set forth in Purchaser’s calculation thereof delivered pursuant to Section 4.4(a), is greater than the Post Closing Payment Amount, or (ii) by Parent, if the Post Closing Payment Amount, as set forth in Purchaser’s calculation thereof delivered pursuant to Section 4.4(a), is equal to or less than the Final Post Closing Payment Amount.

(d)           The “Final Post Closing Payment Amount” shall be:

(i)            The Post Closing Payment Amount in the event that (x) no Post Closing Payment Objection Notice is timely delivered to Purchaser pursuant to Section 4.4(b), or (y) the parties so agree;

(ii)           The Post Closing Payment Amount, adjusted in accordance with the Post Closing Payment Objection Notice, in the event that (x) Purchaser does not respond to such Post Closing Payment Objection Notice within the 15-day period following receipt by Purchaser of such Notice, or (y) the parties so agree; or

(iii)          The Post Closing Payment Amount, as adjusted by either (x) the agreement of the parties, or (y) the Accounting Firm in accordance with Section 4.4(c).

(e)           Within three (3) Business Days after the date on which the Final Post Closing Payment Amount is determined, Purchaser shall pay (the “Post Closing Payment”) to the Parent (as representative for the Asset Sellers and Shareholders) the Post Closing Payment Amount.

4.5           Allocation of Purchase Price.

(a)           The Closing Date Seller Payment shall be allocated among the Shares and the Assets as agreed upon and set forth on Schedule 4.5(a) prepared by the Purchaser and agreed upon by the parties.

(b)           The Closing Date Seller Payment with respect to the Shares shall be allocated to the Shares of CIS Managed Assets, CIS Investments, CIS Cash Management and CIS Limited, and among the respective Shareholders, as agreed upon and set forth on Schedule 4.5(b) prepared by the Purchaser and agreed upon by the parties.

(c)           The Closing Date Seller Payment with respect to the Assets shall be allocated among the Assets and among the Asset Sellers in accordance with a schedule delivered by Purchaser to the Parent within sixty (60) days after the Closing Date, allocating the Closing Date Seller Payment (including the amount of any Assumed Obligations) among the Assets of the Asset Sellers in accordance with Section 1060 of the Code and the regulations thereunder (the “Asset Allocation Schedule”).  If within thirty (30) days of receipt of the Asset Allocation Schedule, the Parent notifies Purchaser in writing that Parent objects to one or more items reflected in the Asset Allocation Schedule, Parent and Purchaser shall negotiate in good faith to resolve such dispute.  If Parent and Purchaser fail to resolve any such dispute within thirty (30) days of Purchaser’s receipt of Parent’s notice, the parties shall submit the dispute for resolution to the Accounting Firm for resolution of the dispute, which resolution shall be final and binding on all parties.  The fees and expenses of the Accounting Firm shall be apportioned between the parties by the Accounting Firm based on the degree to which each party’s claims were unsuccessful and shall be paid by the parties in accordance with such determination.

(d)           The Non-Competition Payment shall be allocated among Parent and Sellers as agreed upon and set forth on Schedule 4.5(d) prepared by the Purchaser and agreed upon by the parties.

(e)           The parties hereto agree to make appropriate adjustments to Schedule 4.5(a), Schedule 4.5(b) and the Asset Allocation Schedule to reflect any adjustments to the Adjusted Purchase Price (or the Assumed Obligations).  Any such adjustment to the purchase price shall be allocated as provided by Treasury Regulation Section 1.1060-1(c).  Following the Closing, Purchaser and Parent and their respective Affiliates, in connection with their respective U.S. federal, state and local income Tax Returns and other filings (including Internal Revenue Service Form 8594), shall not (and shall cause their Affiliates not to) take any position inconsistent with the allocations set forth on Schedule 4.5(a), Schedule 4.5(b), the Asset Allocation Schedule (as such schedules may be adjusted as contemplated in this Section 4.5(e)) or Schedule 4.5(d).

4.6           Conduct of Business After Closing.

(a)           During the period beginning on the Closing Date and ending on the date of the determination of the Final Post Closing Payment Amount, Purchaser shall:

(i)            use reasonable best efforts to maintain the Information and Records relating to the Business in a manner consistent with good commercial practices and in a manner that will enable Purchaser to calculate the Expense Synergy Amount; and

(ii)           allocate selling, general and administrative expenses to the Business in a manner consistent with the current allocations among Purchaser’s subsidiaries and business units.

(b)           During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, Purchaser shall provide Parent, no later than 30 days after the last day of each fiscal quarter of the Business, a report of the earnings before long-term interest, taxes, depreciation and amortization derived from the Business during such fiscal quarter, and shall provide Parent with reasonable documentation relating to such report.  In the event that Parent reasonably believes that any report provided pursuant to the immediately preceding sentence is materially deficient, Parent shall have the right, at any time after the first anniversary of the Closing Date, to review the Information and Records solely to enable Parent to assess such reports.

(c)           During the period beginning on the second anniversary of the Closing Date and ending on the date of the determination of the Final Closing Payment Amount, and solely to enable Parent to review Purchaser’s calculation of the Post Closing Payment Amount, Purchaser shall allow Parent reasonable access to the Information and Records relating to the Business.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Purchaser, as of the date of this Agreement and as of the Closing (as if such representations and warranties were remade as of the Closing), as follows:

5.1           Due Incorporation.

(a)           Parent, each Seller and each Subject Entity is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.  Parent, each Seller and each Subject Entity is licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it or the business transacted by it require such licensing or qualification.  The jurisdictions in which Parent, each Seller and each Subject Entity is incorporated and licensed or qualified to do business as a foreign corporation are set forth on Schedule 5.1(a).

(b)           Except as set forth on Schedule 5.1(b), no Subject Entity has any direct or indirect Subsidiaries, either wholly or partially owned, and no Subject Entity holds any direct or indirect economic, voting or management interest in any Person or directly or indirectly owns any security issued by any Person.

(c)           True, correct and complete copies of the Articles of Incorporation and by-laws (or similar organizational instruments), and all minutes of all meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and shareholders, of Parent and each Subject Entity for the past 3 years have been delivered to Purchaser.  All action taken by the Boards of Directors (and all committees thereof) and shareholders of Parent and each Subject Entity is reflected in such minutes and written consents.

5.2           Due Authorization.  Parent has full power and authority to execute, deliver and perform this Agreement and Parent, Sellers and each Subject Entity will have at the Closing, full power and authority to execute, deliver and perform their respective Related Agreements and to consummate the transactions contemplated hereby (in the case of Parent only) and thereby.  The execution, delivery and performance by Parent of this Agreement and the execution, delivery and performance by Parent, each Seller and each Subject Entity of its respective Related Agreements, and the consummation by Parent, such Seller or such Subject Entity of the transactions contemplated hereby and thereby, have been, or in the case of Sellers and the Subject Entities, will have been at the Closing, duly and validly approved by Parent’s, such Seller’s and such Subject Entity’s board of directors and, to the extent required by applicable Law, by all shareholders of Parent, such Seller and such Subject Entity entitled to vote thereon, and no other actions or proceedings on the part of Parent, such Seller or such Subject Entity are or will be necessary to authorize the execution, delivery and performance by Parent of this Agreement, or Parent, such Seller or such Subject Entity of its respective Related Agreements or the transactions contemplated hereby (in the case of Parent only) and thereby, as applicable.  Parent has duly and validly executed and delivered this Agreement and Parent, each Seller and each Subject Entity has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) their Related Agreements.  This Agreement constitutes a legal, valid and binding obligation of Parent, and Parent’s, each Seller’s and each Subject Entity’s Related Agreements upon execution and delivery by Parent, such Seller or such Subject Entity will constitute legal, valid and binding obligations of Parent, such Seller or such Subject Entity, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that  affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies and by principles of equity.

5.3           Consents and Approvals; Authority Relative to this Agreement.

(a)           Except as set forth on Schedule 5.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Parent of this Agreement and the execution, delivery and performance by Parent, each Seller and each Subject Entity of its respective Related Agreements or the consummation by Parent, each Seller and each Subject Entity of the transactions contemplated hereby or thereby, as applicable.

(b)           Except as set forth on Schedule 5.3, the execution, delivery and performance by Parent of this Agreement and the execution, delivery and performance by Parent, each Seller and each Subject Entity of its respective Related Agreements, and the consummation by Parent, each Seller and each Subject Entity of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on Parent, any Seller or any Subject Entity or any of their respective assets or properties; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Parent, any Seller or any Subject Entity under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Parent, any Seller or any Subject Entity is a party or by which Parent, any Seller or any Subject Entity or any of their respective assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Parent, any Seller or any Subject Entity or indebtedness secured by their respective assets or properties; or (iv) violate or conflict with any provision of any of the Articles of Incorporation, by-laws or similar organizational instruments of Parent, any Seller or any Subject Entity.

5.4           Capitalization.

(a)           The authorized capital stock of CIS Managed Assets consists of 500 shares of common stock, par value $100.00 per share, of which 500 shares are currently issued and outstanding, all of which are held beneficially and of record by CIS.  The authorized capital stock of CIS Investments consists of 30,000 shares of common stock, par value $100.00 per share, of which 10 shares are currently issued and outstanding, all of which are held beneficially and of record by CIS.  The authorized capital stock of CIS Cash Management consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are currently issued and outstanding, all of which are held beneficially and of record by CIS Holdings.  The shares of CIS Managed Assets, CIS Investments and CIS Cash Management included within the Shares constitute all of the issued and outstanding shares of capital stock of CIS Managed Assets, CIS Investments and CIS Cash Management, respectively.

(b)           All of the Shares (i) are validly issued, fully paid and nonassessable and (ii) are, and when issued were, free of preemptive rights.  The Shares are owned beneficially and of record by the Shareholders, free and clear of any and all Liens, in the amounts set forth above.  There are no shares of capital stock of any Acquired Corporation held in the treasury of such Acquired Corporation and no shares of capital stock of any Acquired Corporation are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

(c)           The authorized capital stock of each Acquired Corporation Subsidiary, the outstanding shares of capital stock of each Acquired Corporation Subsidiary and the legal and beneficial ownership thereof are accurately set forth on Schedule 5.4(c).  All of the outstanding shares of capital stock of each Acquired Corporation Subsidiary (i) are validly issued, fully paid and nonassessable, (ii) are, and when issued were, free of preemptive rights and (iii) are free and clear of any and all Liens.  CIS Investments is the legal and beneficial owner of all of the general partnership interests in the Funds, free and clear of all Liens, and has good and marketable title to the general partnership interests in the Funds.  The general partnership interests in the Funds were duly authorized and validly issued and are, and when issued were, free of preemptive rights.  The general partnership interests in the Funds are not represented in physical form by any certificate or other similar instrument.  There is no general partnership interest in any Fund currently reserved for issuance for any purpose or issuable upon the occurrence of any event or condition, and there exists no obligation to admit any Person as a general partner of any Fund.

(d)           Except as set forth in Section 5.4(b) and on Schedule 5.4(c), there are no shares of capital stock or other securities (whether or not such securities have voting rights) of the Acquired Corporations or any Acquired Corporation Subsidiary issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Shareholders, Acquired Corporations or any Acquired Corporation Subsidiary, or obligating the Shareholders or any of their Affiliates to cause the Acquired Corporations or any Acquired Corporation Subsidiary, to issue, transfer or sell, or cause the issuance, transfer or sale of, any shares of capital stock or other securities (whether or not such securities have voting rights) of the Acquired Corporations or any Acquired Corporation Subsidiary.  There are no outstanding contractual obligations of any Shareholders, any Acquired Corporation or any Acquired Corporation Subsidiary that relate to the purchase, sale, issuance, repurchase, redemption, acquisition, transfer, disposition, holding or voting of any shares of capital stock or other securities of any Acquired Corporations or any Acquired

Corporation Subsidiary or the management or operation of any Acquired Corporation or any Acquired Corporation Subsidiary.  Except for the Shareholders’ rights as holder of Shares, no Person has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of any Acquired Corporation or any Acquired Corporation Subsidiary or any component or portion thereof, or any increase or decrease in any of the foregoing.

(e)           The assignments, endorsements, stock powers and other instruments of transfer delivered by the Shareholders to Purchaser at the Closing will be sufficient to transfer to Purchaser the entire interest, legal and beneficial, in the Shares and in the general partnership interests in the Funds.  The Shareholders have, and at the Closing will have, full power and authority to convey good and marketable title to all of the Shares and to the general partnership interests in the Funds, and upon transfer by the Shareholders to Purchaser of the certificates representing such Shares and such general partnership interests, Purchaser will receive good and marketable title to such Shares and such general partnership interests, free and clear of any and all Liens.

(f)            The authorized capital stock of First Capitol Group, LLC, a Delaware limited liability company (“First Capitol”), is shown on Schedule 5.4(f).  The Sellers have, prior to the date hereof, provided Purchaser with a true and correct copy of the limited liability company agreement of First Capitol.

5.5           Financial Statements; Undisclosed Liabilities.

(a)           A true, correct and complete copy of the 2004 Financial Statements is set forth on Schedule 5.5(a).  The 2004 Financial Statements (A) have been prepared in accordance with GAAP consistently applied and (B) present fairly in all material respects the financial position, assets and liabilities of each of the Non-Fund Entities as of the date thereof and the results of operations, revenues, expenses and cash flows of each Non-Fund Entity for the respective periods covered thereby.

(b)           A true, correct and complete copy of the Interim Financial Statements is set forth on Schedule 5.5(b).  The Interim Financial Statements (i) have been prepared in accordance with internal financial reporting policies of the Non-Fund Entities consistent with past practice and (ii) present fairly in all material respects the financial position, assets and liabilities of each Non-Fund Entity as of the respective dates thereof and the results of operations, revenues, expenses and cash flows of each Non-Fund Entity for the respective periods covered thereby.

(c)           Once delivered pursuant to Section 7.15, the 2005 Financial Statements (A) will have been prepared in accordance with GAAP consistently applied and (B) will present fairly in all material respects the financial position, assets and liabilities of each of the Non-Fund Entities as of the date thereof and the results of operations, revenues, expenses and cash flows of each Non-Fund Entity for the respective periods covered thereby.

(d)           The Financial Statements are (or will be, in the case of the 2005 Financial Statements) in accordance with the books and records of the Non-Fund Entities, do not reflect any transactions that are not bona fide transactions and do not contain any untrue information or disclosures of a material nature or omit any material fact necessary to make the information and disclosures contained therein, in light of the circumstances in which they were made, not misleading.

(e)           Except as set forth in the audited balance sheets included in the Financial Statements, the Non-Fund Entities have no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than trade payables and accrued expenses incurred in the ordinary course of business and consistent with past practice since December 31, 2004.

(f)            There is no Debt outstanding.

5.6           No Adverse Effects or Changes.

(a)           Except as set forth on Schedule 5.6, since February 28, 2005, the Subject Entities have conducted their businesses only in the ordinary course and consistent with past practices.

(b)           Without limiting the generality of Section 5.6(a), except as set forth on Schedule 5.6, since February 28, 2005, no Subject Entity has:

(i)            suffered any Material Adverse Effect;

(ii)           suffered any damage, destruction or Loss (other than trading losses in the case of the Funds) to any of its assets or properties (whether or not covered by insurance);

(iii)          taken any action or entered into or authorized any Contract or transaction other than in the ordinary course of business and consistent with past practice;

(iv)          sold, transferred, conveyed, assigned or otherwise disposed of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;

(v)           waived, released, settled or canceled any claims against third parties or debts owing to it, or any rights that have any value;

(vi)          made any changes in its accounting systems, policies, principles, practices or methods;

(vii)         entered into, authorized or permitted any transaction with any other Subject Entity or Parent, or any Affiliate of any of them, other than in the ordinary course of business and consistent with past practice;

(viii)        suffered or permitted the creation of any Lien over any of its assets (including, with respect to the Asset Sellers, any of the Assets);

(ix)           made any borrowings, incurred any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assumed, guaranteed, endorsed (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or made any payment or repayment in respect of any indebtedness (other than trade payables, indebtedness pursuant to subordinated loans, or accrued expenses in the ordinary course of business and consistent with past practice);

(x)            made any loans, advances or capital contributions to, or investments in, any other Person;

(xi)           entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increased in any manner the compensation or fringe benefits of any director, officer or employee or paid any benefit not required by any existing plan and arrangement or entered into any Contract, agreement, commitment or arrangement to do any of the foregoing;

(xii)          acquired or leased any assets outside the ordinary course of business;

(xiii)         acquired, leased or encumbered any assets that are material to any Subject Entity other than in the ordinary course of business and consistent with past practice;

(xiv)        filed any amended Tax Return or any claim for refund of Taxes, amended any payment of Taxes paid by or on behalf of any Subject Entity, waived or extended the statute of limitations in respect of any Taxes, made, revoked, or amended any Tax election (other than the contemplated election to treat CIS Limited as a branch of Cargill PLC for United States federal income tax purposes), changed any method of Tax accounting or Tax procedure or practice, or settled or compromised any claim relating to Taxes;

(xv)         paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability against any Subject Entity or any of its respective directors, officers, employees or agents;

(xvi)        terminated, modified, amended or otherwise altered or changed any of the terms or provisions of any Contract, or paid any amount not required by Law or by any Contract; or

(xvii)       agreed, whether in writing or otherwise, to do any of the foregoing.

(c)           Without limiting the generality of Section 5.6(a), except as set forth on Schedule 5.6, since February 28, 2005, no Acquired Corporation or Acquired Corporation Subsidiary has:

(i)            authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities of the Acquired Corporation or any Acquired Corporation Subsidiary, or amended any of the terms of any such capital stock or other securities;

(ii)           split, combined or reclassified any shares of its capital stock, declared, set aside or, except as expressly permitted pursuant to Section 7.3, paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeemed or otherwise acquired any capital stock or other securities of the Acquired Corporation or any Acquired Corporation Subsidiary; or

(iii)          agreed, whether in writing or otherwise, to do any of the foregoing.

(d)           Without limiting the generality of Section 5.6(a), except as set forth on Schedule 5.6, since December 31, 2004, no Fund has:

(i)            declared, set aside, or paid any distribution (excluding redemptions); or

(ii)           made any material changes in the customary methods of operations of the Fund, including trading strategy, marketing and selling.

5.7           Title to Properties.

(a)           The Acquired Corporations, Acquired Corporation Subsidiaries and Funds, at and as of the Closing, will have good and marketable title to, and will be the lawful owners of, all of the tangible and intangible assets, properties and rights to be reflected in the Final Balance Sheets (as finalized pursuant to Section 4.3), free and clear of any and all Liens.

(b)           The Asset Sellers, at and as of the Closing, will have good and marketable title to, and will be the lawful owners of, all of the Assets, free and clear of any and all Liens.  The Asset Sellers have or will have the full right to sell, convey, transfer, assign and deliver the Assets to Purchaser, subject to obtaining all consents set forth in Schedule

5.3, and, at and as of the Closing, each Asset Seller will, except as provided in the last sentence of Section 3.2, convey the Assets to Purchaser by deeds, bills of sale, certificates of title and instruments of assignment and transfer effective to vest in Purchaser, and Purchaser shall have, good and marketable and valid title to all of the Assets, free and clear of any and all Liens.

5.8           Condition and Sufficiency of Assets.

(a)           To the knowledge of Parent and Sellers, all of the tangible assets and properties of the Acquired Corporations, the Acquired Corporation Subsidiaries and the Funds, and all of the tangible Assets, in each case, whether real or personal, owned or leased, have been well maintained and are in good operating condition and repair (with the exception of normal wear and tear), and are free from defects other than such minor defects as do not interfere with the intended use thereof in the conduct of normal operations.

(b)           The Assets, together with all of the assets, properties and rights of the Acquired Corporation, the Acquired Corporation Subsidiaries and the Funds (collectively, the “Subject Entity Assets”), constitute all of the assets, properties and rights (except for the Excluded Assets) that are currently used in connection with the conduct of the businesses of the Subject Entities and the Funds as they are presently conducted and have been conducted since February 28, 2005.  The Subject Entity Assets, together with the Excluded Assets, were sufficient to produce the income for the nine (9) month period ended February 28, 2005 as shown on the statement of earnings for that period set forth in the Combined Financial Statements.

5.9           Real Property.

(a)           No Subject Entity owns any real property.

(b)           Schedule 5.9(b) sets forth a true, correct and complete list of all real estate held by any Subject Entity under real property leases (the “Leased Real Property”) and all leases covering the Leased Real Property, including all amendments thereto (the “Real Property Leases”).  The Leased Real Property constitutes all of the real property interests held by the Subject Entities and required for or currently used in connection with the operation of their respective businesses as they are presently conducted and have been conducted since December 31, 2004.  Parent or Sellers have delivered to Purchaser true, correct and complete copies of all Real Property Leases together with copies of all reports (if any) of any engineers, environmental consultants or other consultants in their possession or under their control or in the possession or control of the Acquired Corporations or any Acquired Corporation Subsidiary relating to any of the Leased Real Property.

(c)           The Leased Real Property has at all times been maintained and repaired by the Subject Entities as required under the Real Property Leases and in a manner in accordance with sound property management practice.  To the extent that a Subject Entity has constructed or caused to be constructed any improvements to any Leased Real

Property, such entity represents and warrants to Purchaser that, to the knowledge of Parent and Sellers, such improvements were constructed in a manner in accordance with sound construction practice and that there are no material defects or deficiencies in the design, construction, fabrication, manufacture or installation of any such improvements in the Leased Real Property.  To the knowledge of Parent and Sellers, all systems, elements and components of the Leased Real Property (including all machinery, fixtures and equipment, the roof, foundation and structural elements, and the elevator, mechanical, electrical and life safety systems) are in good working order and repair and sound operating condition, subject to ordinary wear and tear and routine maintenance.

(d)           To the knowledge of Parent and Sellers, each Leased Real Property and the activities carried on in all buildings, warehouses, plants, facilities, installations, fixtures and other structures or improvements included as part of, or located on or at, each such Leased Real Property, complies with, is not in violation of, or in conflict with, any Law applicable to or binding on such Leased Real Property or any Subject Entity or any of its respective assets or properties.

(e)           To the knowledge of Parent and Sellers, none of the Leased Real Property is subject to any Lien, easement, right-of-way, building or use restriction, exception, variance, reservation or limitation that might interfere with or impair the present and continued use thereof in the usual and normal conduct of the business and operations of any Subject Entity.

(f)            To the knowledge of Parent and Sellers, each separate parcel included in the Leased Real Property has adequate water supply, storm and sanitary sewer facilities, access to telephone, gas and electrical connections, fire protection, drainage and other public utilities, and has adequate parking facilities that meet all requirements imposed by Laws applicable to or binding on any Asset Seller or any of its respective assets or properties.

(g)           All the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies.  No Subject Entity has received any notice of any, and there exists no, dispute, claim, event of default or event that constitutes or would constitute (with notice or lapse of time or both) a default under any Real Property Lease, except for such defaults or breaches that may arise from, or otherwise be caused by, the occupancy of the respective leased premises by customers (or other similar third parties).  Schedule 5.9(g) lists the customers of the Business and other similar Persons occupying space on the premises leased under each Real Property Lease.  All rent and other amounts due and payable with respect to the Real Property Leases have been paid.  Except for the Real Property Lease relating to the Minneapolis property (which consists of a month to month tenancy), none of the Real Property Leases are expected to expire or terminate during the year following the Closing Date.

(h)           Except as set forth on Schedule 5.9(h), no work has been performed or is in progress at, and no materials have been furnished to any Subject Entity for use at, any of the Leased Real Property that may give rise to any mechanic’s, materialmen’s or other Lien against any of the Leased Real Property.

5.10         Personal Property.

(a)           Schedule 5.10(a), when delivered by Parent pursuant to Section 1.5, will set forth a true and correct (in all material respects) list as of June 30, 2005 of (i) all of the tangible personal property owned by the Acquired Corporations or any Acquired Corporation Subsidiary and (ii) all of the tangible personal property owned by any Asset Seller and included in the Assets (excluding, in the case of each of clauses (i) and (ii), tangible personal property set forth on Schedule 5.10(b)).  All of such owned tangible personal property is utilized by the Subject Entities in the ordinary course of business.

(b)           Schedule 5.10(b), when delivered by Parent pursuant to Section 1.5, will sets forth a true and correct (in all material respects) list as of June 30, 2005 of (i) all leases of tangible personal property (including the Transferred Personal Property Leases) binding upon any Asset Seller or any of its respective assets or properties and (ii) all items of tangible personal property covered thereby.  All of such leased tangible personal property is utilized by the Subject Entities in the ordinary course of business.  Sellers have made available to Purchaser true, correct and complete copies of all such personal property leases.

5.11         Computer System.  To the knowledge of Sellers and Parent, all computer hardware and software and related materials currently used by any Subject Entity in its respective business, including all such computer hardware, software and related materials included in the Assets (herein collectively referred to as the “Computer System”) are in good working order and condition, no Subject Entity has experienced any significant defect in design, workmanship or material of the Computer System.  Except as set forth on Schedule 5.11, the use of the Computer System by the Subject Entities (including any software modifications) (a) has not violated or infringed upon and will not violate or infringe upon the rights of any third parties and (b) has not resulted in and will not result in the termination of any maintenance, service or support agreement relating to any part of the Computer System (including any Assumed Contract) or any reduction in the services provided to any Subject Entity, warranties available to any Subject Entity or rights of any Subject Entity.  The Subject Entity Assets include adequate user and service documentation for the Computer System.  Each Subject Entity maintains Computer System back-up and recovery.  Each Subject Entity maintains Computer System and network security controls designed to safeguard such Computer System against the risk of business disruption arising from virus attacks, unauthorized activities of any employee or contractor of any Subject Entity, hackers or any other Person.  To the knowledge of Sellers and Parent, any Owned Intellectual Property licensed to third-parties does not include any open source software or source code that is subject to any public license (e.g., the “GNU General Public License”).

5.12         Intellectual Property.

(a)           Schedule 5.12(a) sets forth a true, correct and complete list of  all of applications and registrations for the Marks, patents, patent applications, copyright registrations and copyright applications and domain names  owned by any Subject Entity (collectively, the “Registered And Applied For Owned Intellectual Property”, which, together with all other Intellectual Property owned by any Subject Entity, shall constitute the “Owned Intellectual Property”), (ii) all Intellectual Property used in or necessary for the purpose of the Business licensed to any Subject Entity, including the Intellectual Property licensed to any Subject Entity pursuant to any Transferred Intellectual Property License (the “Licensed Intellectual Property”) and (iii) all Contracts used in or necessary for the purpose of the Business to which a Subject Entity is a party or by which a Subject Entity is bound providing for the license of Owned Intellectual Property or Licensed Intellectual Property or otherwise relating to Owned Intellectual Property or Licensed Intellectual Property (such Contracts are hereinafter referred to as “Intellectual Property Licenses”).

(b)           Except as set forth on Schedule 5.12(b):

(i)            all of the Owned Intellectual Property is owned by a Subject Entity free and clear of any and all Liens, and is not subject to any license, royalty or other agreement;

(ii)           at the Closing, all of the Transferred Owned Intellectual Property will be owned by Purchaser (excluding the Transferred Intellectual Property Licenses) free and clear of any and all Liens, and will not be subject to any license, royalty or other agreement;

(iii)          none of the Owned Intellectual Property or the Licensed Intellectual Property has been or is the subject of any pending, or to the knowledge of Sellers and Parent, threatened litigation or claim of infringement, and there is no basis for making any such claim;

(iv)          no Subject Entity has breached any provision of, or is in default under the terms of, any Intellectual Property License to which it is a party or under which it has any rights or by which it is bound, no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a breach of, or a default under, any such Intellectual Property License by any Subject Entity and no other party to any such Intellectual Property License has breached any provision of, or is in default under the terms of, any such Intellectual Property License;

(v)           to the knowledge of Sellers and Parent, each product or service sold or provided by any Subject Entity under a Mark owned by any Subject Entity, each process, method, part, design, material or other Intellectual Property employed by any Subject Entity, and the marketing, performance and use by any Subject Entity of any product, service or other Intellectual Property, does not infringe or misappropriate any Intellectual Property or confidential or proprietary rights of any other Person, and no Subject Entity has received any notice making or threatening to make any claim of infringement or misappropriation of any Intellectual Property of another Person or contesting any Subject Entity’s right to market or use any such product, service, process, method, part, design, material or other Intellectual Property, and there is no basis for making such a claim;

(vi)          no Subject Entity has made or threatened to make any, and there exists no, claim that any product or service sold or provided by any Person, or any process, method, part, design, material or other Intellectual Property employed by any Person, or any marketing or use by any Person of any such product or service, infringes or misappropriates any Owned Intellectual Property or Licensed Intellectual Property;

(vii)         each Subject Entity owns or possesses adequate rights in and to all Intellectual Property necessary to conduct its respective business as presently conducted, and the Subject Entity Assets include ownership or adequate rights in all Intellectual Property required for or currently used in connection with the conduct of the businesses of the Subject Entities as they are presently conducted and have been conducted since May 31, 2004;

(viii)        each Subject Entity has taken all reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Transferred Owned Intellectual Property, and there have been no material breaches of any Subject Entity’s secrecy, confidentiality of, or its proprietary rights in, any Transferred Owned Intellectual Property;

(ix)           no Subject Entity is party to an intra-group arrangement with Parent or otherwise with respect to any material Intellectual Property;

(x)            no item of Registered and Applied For Owned Intellectual Property has lapsed, expired, or been abandoned or cancelled, and no Owned Intellectual Property is subject to any pending, or to the knowledge of Sellers and Parent, threatened in writing, opposition, cancellation, interference, domain name dispute or other proceeding.  To the knowledge of Sellers and Parent, the Intellectual Property Licenses are in full force and effect and no party of any such licenses has exercised any termination rights thereto; and

(xi)           there are no royalties, honoraria, fees or other payments payable by any Subject Entity to any Person relating to any Intellectual Property other than in connection with Licensed Intellectual Property.

5.13         Contracts.  Schedule 5.13 sets forth a true, correct and complete list of all the Contracts (including the Assumed Contracts) of the following types to which any Subject Entity is a party or by which any Subject Entity is bound, or to which any Subject Entity’s assets or properties is subject:

(a)           any Contract that either (i) requires a payment by any party in excess of, or a series of payments that in the aggregate exceed, $100,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $100,000, or (ii) has a term of, or requires the performance of any obligations by any party over a period in excess of, six (6) months (excluding, in the case of each of clauses (i) and (ii), purchase orders that are received from customers or issued to suppliers in the ordinary course of business);

(b)           any Contract (including any purchase order received from a customer in the ordinary course) pursuant to which any Subject Entity is committed to deliver goods or perform services, or provide any combination thereof, to or for any customer, having a value in excess of $100,000;

(c)           any Contract (including any purchase order issued to a supplier in the ordinary course) pursuant to which any Subject Entity is committed to purchase goods or services, or any combination thereof, from any supplier, having a value in excess of $100,000;

(d)           any Contract pursuant to which any Subject Entity is obligated to provide any customer with equal or preferred pricing terms as compared to the pricing terms offered by such Subject Entity to any or all of the other customers of any Subject Entity;

(e)           any Contract pursuant to which any third party agrees to perform any services for any Subject Entity or Fund that are required to be performed by any Subject Entity under any other Contract;

(f)            any collective bargaining agreement;

(g)           any Contract of any kind with any employee, officer or director of any Subject Entity, or any Affiliate of any such individual;

(h)           any Contract of any kind with any Affiliate of any Subject Entity, or with any Shareholder or any Affiliate of any Shareholder;

(i)            any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person (excluding purchase orders that are entered into with customers or suppliers in the ordinary course of business);

(j)            any Contract pursuant to which any Subject Entity has made or will make loans or advances, or has or will have incurred debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business);

(k)           any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease, loan commitment or other Contract relating to the borrowing of funds, an extension of credit or financing;

(l)            any Contract involving any marketing or purchasing groups or associations in which any Subject Entity is a member;

(m)          any Contract involving a partnership, joint venture or other cooperative undertaking;

(n)           any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of any Subject Entity;

(o)           any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of any Subject Entity or any Subject Entity is granted the authority to act for or on behalf of any Person;

(p)           any Contract relating to the Computer System;

(q)           any Contract, whether or not fully performed, relating to any acquisition or disposition of any capital stock or other security of any Subject Entity or Fund or any predecessor in interest of any Subject Entity, or any acquisition or disposition of any subsidiary, division, line of business, material assets or real property;

(r)            any Contract not made in the ordinary course of business and consistent with past practice that is to be performed in whole or in part at or after the date of this Agreement; and

(s)           any Contract not specified above that is material to any Subject Entity.

Sellers have delivered to Purchaser true, correct and complete copies of each document set forth on Schedules 5.12(a) and 5.13 and a true, correct and complete written description of each oral arrangement so listed, including all rights, obligations and other material terms.  Sellers have delivered to Purchaser accurate copies of each form used by any Subject Entity in the conduct of its respective businesses.

5.14         Licenses.  Schedule 5.14 sets forth a true, correct and complete list of all Licenses held by any Subject Entity (including the Assumed Licenses).  All the Licenses so listed are in full force and effect and no Subject Entity has received any notice that any such License may be revoked or canceled.  None of the Licenses have been modified in any way that is reasonably likely to have a Material Adverse Effect.  Except for the Licenses set forth on Schedule 5.14, there are no Licenses, whether federal, state, local or foreign, that are necessary for the lawful operation of the respective businesses of the Subject Entities.

5.15         Insurance.  Schedule 5.15 sets forth a true, correct and complete list of all policies of fire, liability, medical, workers’ compensation, title and other forms of insurance owned, held by or applicable to any Subject Entity or any of its respective assets or businesses, and Sellers have heretofore delivered to Purchaser true, correct and complete copies of all such policies, including all occurrence-based policies applicable to any Subject Entity or its respective assets or businesses for all periods prior to the Closing Date.  All such policies are valid, in full force and effect and enforceable, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

5.16         Employee Benefit Plans and Employment Agreements.

(a)           General.  Except as set forth on Schedule 5.16, none of the Subject Entities or any of their ERISA Affiliates maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to:

(i)                              any “employee welfare benefit plan” or “employee pension benefit plan” as those terms are respectively defined in sections 3(1) and 3(2) of ERISA, other than a “multiemployer plan” (as defined in section 3(37) of ERISA) (referred to collectively herein as “Plans”);

(ii)                           any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance (including health, life or disability insurance) or hospitalization program or any other fringe benefit arrangement for any current or former employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding, that does not constitute an “employee benefit plan” (as defined in section 3(3) of ERISA) (referred to collectively herein as “Arrangements”); or

(iii)                        any employment agreement or consulting agreement of any type, including any noncompete or severance agreements (referred to collectively herein as “Employment Agreements”).

(b)           Plan Documents and Reports.  A true, correct and complete copy of each of the Plans, Arrangements and Employment Agreements set forth on Schedule 5.16 (collectively, the “Benefit Plans”), and all Contracts relating thereto, or to the funding thereof, including all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as currently in effect, has been provided to Purchaser.  In the case of any Benefit Plan that is not in written form, Purchaser has been supplied with a true, correct and complete description of such Benefit Plan as currently in effect, including all material terms of such Benefit Plan.  A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and IRS determination letter with respect to each Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset that is not readily tradable)

held with respect to any funded Benefit Plan has been supplied to Purchaser, and there have been no material changes in the financial condition in the respective Benefit Plans from that stated in the annual reports and actuarial reports supplied.

(c)           Compliance with Laws; Liabilities.  As to all Benefit Plans:

(i)                              each Benefit Plan complies and has been administered in form and in operation in all material respects in accordance with its terms and with all requirements of Law applicable thereto (including, in the case of any Benefit Plan that is an employee pension benefit plan, the requirements of sections 401(a) and 501(a) of the Code), and no event has occurred that will or could cause any such Benefit Plan to fail to comply with such requirements and no notice has been issued by any Governmental Authority questioning or challenging such compliance;

(ii)                           each Benefit Plan that is an employee pension benefit plan (as defined in section 3(2) of ERISA) is the subject of a favorable determination letter issued by the IRS with respect to the qualified status of such plan under section 401(a) of the Code and the tax-exempt status of any trust that forms a part of such plan under section 501(a) of the Code; and no event has occurred that will or could give rise to disqualification of any such plan under such sections or to a Tax under section 511 of the Code;

(iii)                        there are no outstanding, unresolved “prohibited transactions” (as described in section 406 of ERISA or section 4975 of the Code) with respect to any Benefit Plan and none of the Subject Entities or any of their ERISA Affiliates has engaged in any prohibited transaction;

(iv)                       there have been no acts or omissions by any of the Subject Entities or any of their ERISA affiliates that have given rise to or may give rise to fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which any of the Subject Entities or any of their ERISA Affiliates may be liable;

(v)                          none of the payments contemplated by the Benefit Plans would, in the aggregate, constitute excess parachute payments as defined in section 280G of the Code affecting any employee of the Subject Entities (without regard to subsection (b)(4) thereof) or would exceed the amount deductible pursuant to section 162(m) of the Code;

(vi)                       Except as set forth in Schedule 5.16(c), there are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any Benefit Plan or the assets thereof, and no facts exist that could give rise to any such actions, suits or claims (other than routine claims for benefits);

(vii)                    with respect to each Benefit Plan subject to Title IV of ERISA;

1.             no steps have been taken to terminate any such Benefit Plan;

2.             there has been no withdrawal (within the meaning of section 4063 of ERISA) of a “substantial employer” (as defined in section 4001(a)(2) of ERISA);

3.             no event or condition has occurred which might constitute grounds under section 4042 of ERISA for the termination of or the appointment of a trustee to administer any such Benefit Plan; and

4.             if each such Benefit Plan were terminated immediately after the Closing, there would be no unfunded liabilities with respect to any such Benefit Plan, its participants or beneficiaries or the Pension Benefit Guaranty Corporation (the “PBGC”).

(viii)        each Benefit Plan that constitutes a “group health plan” (as defined in section 607(1) of ERISA or section 4980B(g)(2) of the Code), including any plans of current and former Affiliates that must be taken into account under section 4980B and 414(t) of the Code or sections 601-608 of ERISA, have been operated in compliance with applicable Laws, including the continuation coverage requirements of section 4980B of the Code and section 601 of ERISA and the portability and nondiscrimination requirements of sections 9801 and 9802 of the Code and sections 701-707 of ERISA, to the extent such requirements are applicable;

(ix)           actuarially adequate accruals for all obligations under the Benefit Plans are reflected in the Financial Statements;

(x)            there has been no act or omission that would impair the right or ability of any of the Subject Entities or any of their ERISA Affiliates (or any successor thereto) to unilaterally amend or terminate any Benefit Plan; and

(xi)           Sellers have satisfied all of the reporting and disclosure requirements of Title I of ERISA with respect to each Benefit Plan.

(d)           Multiemployer Plans.  None of the Subject Entities is a party to, participates in, contributes to , has contributed to or has any liability or contingent liability with respect to any multiemployer plan (as defined in section 3(37) of ERISA) and no event has occurred which is reasonably likely to cause any of the Subject Entities to have any liability with respect to any multiemployer plan.

5.17         Employment and Labor Matters.

(a)           Schedule 5.17(a) sets forth a true, correct and complete list of the names, titles or job descriptions, full-time or part time status, annual compensation or hourly rate schedule and all bonuses and similar payments made with respect to each such individual for the preceding fiscal year for all directors, officers and employees of any Asset Seller.

(b)           All Employees are employed by the Subject Entities.

(c)           Each Subject Entity has conducted and currently is conducting its respective business in compliance with all Laws relating to employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment.

(d)           Since December 31, 2001 there has been, no labor strike, dispute, slow-down, work stoppage or other labor difficulty pending, or to the knowledge of Parent and Sellers, threatened against or involving any Subject Entity.

(e)           No employee of any Subject Entity is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or since December 31, 2001 has been made to organize any employees of any Subject Entity to form or enter a labor union or similar organization.

5.18         Capital Improvements and Significant Non-Capital Expenditures.

(a)           Set forth on Schedule 5.18(a) is a true, correct and complete list of all of the capital improvements or purchases or other capital expenditures that any Subject Entity has committed to or contracted for and that have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

(b)           Set forth on Schedule 5.18(b) is a true, correct and complete list of each non-capital expenditure or purchase in excess of $100,000 (excluding non-capital expenditures in the ordinary course) that any Subject Entity has committed to or contracted for and that has not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

5.19         Taxes.

(a)           Each Subject Entity has timely filed all Tax Returns that it is required to file, and each such Tax Return was true and correct in all material respects when filed.  All Taxes due and payable have been timely paid or shall be timely paid by each Subject Entity or, if not yet payable, such Taxes have been or will be adequately accrued and reflected in the Financial Statements and the Closing Balance Sheets.

(b)           Except as set forth on Schedule 5.19:

(i)            there is no action, suit, proceeding, investigation, audit, claim or assessment presently pending or, to the knowledge of Parent and Sellers, threatened, with regard to any Taxes that relate to any Subject Entity;

(ii)           no issue has arisen in any examination of any Subject Entity by any Governmental Authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period, if upheld;

(iii)          no position has been taken on any Tax Return (for a taxable period for which the statute of limitations for the assessment of tax has not expired) of any Subject Entity that is contrary to any publicly announced position of a Governmental Authority;

(iv)          all Taxes that any Subject Entity is required by Law to withhold or collect, including sales and use Taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose;

(v)           no Subject Entity is a party to any Tax sharing agreement, nor is any Subject Entity (other than First Capitol and the Funds) subject to any joint venture, cooperative, partnership or other arrangement or contract that is treated as an entity (including a partnership) for Federal income tax purposes; and

(vi)          Sellers and the Acquired Corporations have taken such action as necessary with respect to all Benefit Plans to ensure that no Employee is subject to taxes or penalties under Section 409A of the Code.

(c)           None of the assets of the Subject Entities constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of the assets reflected on the Financial Statements is subject to a lease, safe harbor lease or other arrangement as a result of which an entity other than a Subject Entity is treated as the owner of the asset for Federal income tax purposes.

(d)           No US Entity Shareholder is a “foreign person” as defined in Section 1445(f)(3) of the Code.  None of the Assets to be sold by any Asset Seller that is a “foreign person” as defined in Section 1445(f)(3) of the Code constitutes a “United States real property interest” as defined in Treasury Regulation Section 1.897-1(c).

(e)           Except as set forth on Schedule 5.19(e), No Subject Entity has made or become obligated to make, and no Subject Entity will as a result of any event connected with any transaction contemplated herein become obligated to make, any payments that could be nondeductible by reason of Section 280G or 162(m) of the Code.

(f)            None of the Acquired Corporations, Acquired Corporation Subsidiaries or Funds is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by any Acquired Corporation, any Acquired Corporation Subsidiary or any Fund, and to the knowledge of

Parent and Sellers, the IRS has not proposed any such adjustment or change in accounting method.

(g)           None of the Funds has or could have any liability for Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(h)           All transactions between any Subject Entity and any Affiliate of any Subject Entity have been conducted on an arm’s length basis.

(i)            Except as set forth on Schedule 5.19(i), none of the Acquired Corporations, any Acquired Corporation Subsidiary or any Fund has requested or received a ruling related to Tax from any Governmental Authority or signed a closing or other agreement related to Tax with any Governmental Authority that would affect any taxable period after the Closing Date.

(j)            No Subject Entity has engaged in, or is a party to, (i) any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, or a transaction substantially similar to a reportable transaction or (ii) any “tax shelter” within the meaning of Section 6662 of the Code.

(k)           Each of the Subject Entities has obtained appropriate exemption certificates for all material transactions treated as nontaxable for sales Tax purposes.

(l)            None of the Acquired Corporations, any Acquired Corporation Subsidiary or any Fund has entered into any transaction or arrangement outside the normal course of business that would have the effect of deferring recognition of income for Tax purposes to periods ending after the Closing Date or accelerating deductions to periods ending on or prior to the Closing Date.

(m)          Each Fund is classified as a partnership and not as an association taxable as a corporation for U.S. federal income Tax purposes, and no election has ever been made to treat any Fund as a corporation for state or federal income Tax purposes.

(n)           In the past five years, no Acquired Corporation or Acquired Corporation Subsidiary has been a party to a transaction that has been reported as a reorganization within the meaning of Section 368 of the Code, or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Section 355 of the Code.

(o)           No claim has ever been made by a Governmental Authority in a jurisdiction  where any Acquired Corporation, Acquired Corporation Subsidiary or Fund does not file Tax Returns that such Acquired Corporation, Acquired Corporation Subsidiary or Fund is or may be subject to Tax in that jurisdiction.

5.20         No Defaults or Violations; Registrations.  Except as set forth on Schedule 5.20:

(a)           since January 1, 2003, no Subject Entity has materially breached any provision of, or is in material default under the terms of, any Contract or License to which it is a party or under which it has any rights or by which it is bound (including the Assumed Contracts and Assumed Licenses), no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a material breach of, or a material default under, any such Contract or License by any Subject Entity and, to the knowledge of Parent and Sellers, no other party to any such Contract or License has materially breached any provision of, or is in material default under the terms of, any such Contract or License;

(b)           each Subject Entity is in material compliance with all Laws applicable to or binding on such Subject Entity or any of its respective assets or properties (including, as applicable, the Assets), and no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a material violation under any such Law; and

(c)           since January 1, 2003, no notice from any Governmental Authority has been received by any Subject Entity claiming any violation of any Law (including any building, zoning or other ordinance) or requiring any work, construction or expenditure, or asserting any Tax, assessment or penalty.

(d)           Without limiting the generality of the preceding paragraphs, each Subject Entity:

(i)            has, since January 1, 2003, complied in all material respects with all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders and decrees applicable to the Business or to the employees thereof and with the applicable rules of all Self-Regulatory Organizations including (A) all applicable regulatory net capital requirements, including SEC Rule 15c3-1 and, as applicable, the “early warning” and “expansion-contraction” capital requirements of any Governmental Entity, including Self-Regulatory Organizations, (B) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, (C) the provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) and the rules and regulations thereunder, and (D) the Currency and Foreign Transactions Reporting Act of 1970 (Bank Secrecy Act) and the rules and regulations thereunder;

(ii)           is not the subject of any pending or threatened, material investigation, review or disciplinary proceedings of any Governmental Authority or Self-Regulatory Organization that relates to any Subject Entity or any of its respective directors, officers or employees; and

(iii)          is not subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act, and none of the Transferred Employees is subject to such a statutory disqualification, and the transfer of the Transferred Employees will not subject Purchaser to such a statutory disqualification.  There is no current investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in any such statutory disqualification in respect of any of the subjects covered by this Section 5.22.

(e)           Schedule 5.20(e) lists each current registration of each Subject Entity as (i) a broker-dealer with the SEC, the securities commission or similar authority of any State and any Self-Regulatory Organization and (ii) as a futures commission merchant.  Each such registration is in full force and effect.  The Subject Entities have made available to Purchaser a true and complete copy of the Subject Entities’ currently effective Forms BD as filed with the SEC, currently effective Forms 7-R registration with the United States Commodity Futures Trading Commission, current composite Forms BD filings with the SEC, Focus Reports and annual audits and all other material reports filed by the Asset Sellers with the SEC or any Self-Regulatory Organization within the last three years, and will make available to Purchaser such material forms and reports as are filed from and after the date hereof and prior to the Closing Date.  To the knowledge of Parent and Sellers, the information contained in such forms and reports was true and complete in all material respects as of the time of filing.

(f)            No Subject Entity is subject to registration under the Investment Advisers Act except for CIS Cash Management, or the Investment Company Act.  No Subject Entity except for CIS Cash Management is, or has been during the past five years, an “investment adviser” or a “commodity trading advisor” within the meaning of the Investment Advisers Act and the Commodity Exchange Act, respectively, required to be registered, licensed or qualified as an investment adviser under the Investment Advisers Act or any similar applicable state law or subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(g)           To the knowledge of Parent and Sellers, each Fund has conducted its operations in accordance with the material provisions of the Fund’s constituent documents, and the material descriptions included in the Fund’s Offering Memorandum.

(h)           CIS Investments is registered as a commodity pool operator with the CFTC and is a duly qualified member in good standing of the National Futures Association (the “NFA”).

(i)            To the knowledge of Parent and Sellers, each Fund is in material compliance with all applicable statutes, ordinances, orders, rules, regulations, by-laws and policies promulgated by any Governmental Authority or Self-Regulatory Organization, including the NFA, which apply to the Fund’s conduct or to the employees conducting the Fund’s activities.  No Fund has, since January 1, 2003, entered into or been subject to any judgment, consent decree, or administrative order with respect to any aspect of the business, affairs, properties or assets of the Fund or, as of the date hereof, received any notice of the institution against the Fund of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Authority or Self-Regulatory Organization with respect to any aspect of the business, affairs, properties or assets of the Fund.

(j)            No “principals” of CIS Investments (as defined in Section 8a(2) of the Commodity Exchange Act), are subject to any of the provisions of Section 8a that would permit the CFTC to refuse to register or to suspend or revoke the registration of any of them or their respective principals.  There is no current investigation by the CFTC, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation.

(k)           CIS Investments has established written supervisory procedures that are reasonably designed to prevent and detect any violation of Laws relating to the Funds’ current operation, as applicable, and that include financial, operational, trading, money laundering, internal control and risk control procedures.  A true and correct copy of such procedures will be provided to Purchaser.  Each Fund has at all times maintained and continues to maintain, all books and records required by applicable Laws and has at all times filed all reports required by applicable Laws.

5.21         Environmental Matters.  Except as set forth on Schedule 5.21, each Subject Entity is in material compliance with, and in the last two years has been in compliance with, all Environmental Laws, and no condition exists or event has occurred that, with or without notice or the passage of time or both, would constitute a violation of or give rise to any liability, obligation, material expenditure or Lien under any Environmental Law.  There are no, and no Subject Entity or predecessor of any Subject Entity has used, generated, treated, handled, transported, stored or disposed of, or arranged for disposal or treatment of, any Hazardous Substances in, on, or at any of the Leased Real Property, or any real property formerly owned, leased or operated by any Subject Entity or any predecessor of any Subject Entity, and no Hazardous Substances have been used in the construction or repair of, or any alterations or additions to, any of the Leased Real Property;

5.22         Litigation.

(a)           Except as set forth on Schedule 5.22(a), there are no claims, actions, suits, proceedings, arbitrations, investigations or other litigation pending or, to the knowledge of Parent or Sellers, threatened against or affecting any Subject Entity or any of its officers, directors, partners, employees, agents or shareholders in their capacity as such, or any of its respective properties (including the Assets) or businesses, and none of Parent nor any Seller is aware of any facts or circumstances that may give rise to any of the foregoing.  Except as set forth on Schedule 5.22(a), all of the proceedings, pending or, to the knowledge of Parent or Sellers, threatened, against any Subject Entity are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), subject to such deductibles as are set forth on such Schedule.  Except as set forth on Schedule 5.22(a), no Subject Entity is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority.  No Subject Entity has entered into any agreement to settle or compromise any proceeding pending or threatened against it that has involved any obligation other than the payment of money or for which any Subject Entity has any continuing obligation.

(b)           Except as set forth on Schedule 5.22(b), there are no claims, actions, suits, proceedings, arbitrations, investigations or other litigation pending or, to the knowledge of Parent or Sellers, threatened by or against any Subject Entity, or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and none of Parent nor any Seller has any reason to believe that there is a valid basis for any such claim, action, suit, proceeding, arbitration,  investigation or other litigation.

(c)           The Business (i) is not subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or commitment letter or similar submission to, and (ii) has not received any sanction or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Self-Regulatory Organization or Governmental Authority charged with the supervision or regulation of broker-dealers or the supervision of the Business (each such item referred to in clauses (i) and (ii) of this Section 5.22(c), a “Regulatory Order”) including any such Regulatory Order that restricts the conduct of the Business, or in any manner relates to its capital adequacy, credit policies or management.  With respect to the Business, none of Parent nor any Sellers has been advised by any Governmental Authority or Self-Regulatory Organization that such authority or organization is contemplating issuing or requesting any such Regulatory Order.

5.23         No Conflict of Interest.  Except as set forth on Schedule 5.23, no Seller nor any of its or his Affiliates has or claims to have any direct or indirect interest in any tangible or intangible property used in the business of any Subject Entity, except for the Shareholders as holders of Shares or each Asset Seller as an owner of Assets.  Except as set forth on Schedule 5.23, no Seller nor any of its Affiliates has any direct or indirect interest in any other Person that conducts a business similar to, has any Contract or arrangement with, or does business or is involved in any way with, any Subject Entity or Fund, except for the ownership of less than one percent (1%) of the outstanding shares of any class of capital stock of any Person listed on a national securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System or over-the-counter.  Schedule 5.23 sets forth a true, correct and complete description of all such Persons, interests, Contracts, arrangements and other matters.

5.24         Bank Accounts.  Schedule 5.24 sets forth a true, correct and complete list of the names and locations of each bank or other financial institution at which the Acquired Corporations or any  Acquired Corporation Subsidiary has an account (giving the account numbers) or safe deposit box and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Acquired Corporation or any Acquired Corporation Subsidiary and a summary statement thereof.

5.25         Customers.

(a)           Schedule 5.25(a) sets forth a true, correct and complete list of the one hundred (100) largest customers of the Subject Entities taken as a whole, in terms of revenue in the period from January 1, 2005 through May 31, 2005 (collectively, the “Major Customers”), showing the total revenue received in each such period from each such Major Customer.

(b)           Except as set forth on Schedule 5.25(b), there have been no customer complaints received by any Subject Entity during each of the 2003, 2004 and 2005 calendar years.

(c)           Except as set forth on Schedule 5.25(c), since December 31, 2004, there has been no adverse change in the business relationship, and there has been no material dispute, between any Subject Entity (on the one hand) and any Major Customer (on the other hand), and there are no indications or reasons to believe that (A) there will be any such adverse change or dispute or (B) any Major Customer intends to reduce the scope or volume of its relationship with any Subject Entity or the Business.

5.26         Improper and Other Payments.  (a) No Subject Entity, or director, officer, employee, agent or representative of any Subject Entity, or  Person acting on behalf of any of them, has made, paid or received any bribes, kickbacks or other similar payments to or from any Person, whether lawful or unlawful, (b) no contributions have been made by any Subject Entity, directly or indirectly, to a domestic or foreign political party or candidate, (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made by any Subject Entity or any director, officer, employee, agent or representative of any Subject Entity, or any Person acting on behalf of any of them, and (d) the internal accounting controls of the Subject Entity are adequate to detect any of the foregoing.

5.27         Brokers.  None of Parent or any Subject Entities has used any broker or finder in connection with the transactions contemplated hereby, and neither Purchaser nor any Affiliate of Purchaser (including, from and after the Closing, the Acquired Corporations and any Acquired Corporation Subsidiary) has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Parent, Sellers or any Subject Entity or any of their Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

5.28         Accounting and Disclosure Controls.  Each Subject Entity maintains and complies with a system of controls sufficient to provide reasonable assurances that: (a) the Business is operated in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Acquired Corporations and the Acquired Corporation Subsidiaries or the consolidated financial statements of the Asset Sellers, as applicable, in each case, in conformity with GAAP and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; (e) material information relating to such Subject Entity is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting; and (f) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud whether or not material that involves management or other employees who have a significant role in respect of internal control over financial reporting, are adequately and promptly disclosed to the independent accountants and management of such Subject Entity.

5.29         Benefit Plan Investors.  Participation in each Fund by “benefit plan investors” is not “significant”, as such terms are defined in 29 C.F.R. 2510.3-101.

5.30         Reports.  Each Fund has timely filed all reports, registrations, offering memoranda, statements and other filings, together with any amendments required to be made with respect thereto concerning the Fund, that were required to be filed with any Governmental Authority or any Self-Regulatory Organization (all such reports, and statements being collectively referred to herein as the “Reports”).  To the knowledge of Parent, each of the Reports, when filed, complied as to form with all applicable statutes, rules, regulations and orders (whether or not enforced or promulgated by the Governmental Authority with which they were filed) and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.31         Accuracy of Statements.  To the knowledge of Parent or Sellers, neither this Agreement nor any schedule or certificate provided or to be provided by or on behalf of any Seller or any Asset Seller to Purchaser or any representative or Affiliate of Purchaser in connection with this Agreement, any Related Agreement or any of the transactions contemplated hereby or thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

5.32         UK Warranties.  Except as set forth on Schedule 5.32, each of the representations and warranties set forth on the UK Warranties Schedule is true and correct.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Parent, as of the date of this Agreement and as of the Closing (as if such representations and warranties were remade at and as of the Closing), as follows:

6.1           Due Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as they are now being owned, leased, operated and conducted.

6.2           Due Authorization.  Purchaser has full power and authority to enter into this Agreement and its Related Agreements and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly approved by the board of directors of Purchaser, and no other actions or proceedings on the part of Purchaser are necessary to authorize this Agreement, its Related Agreements and the transactions contemplated hereby and thereby.  Purchaser has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing will duly and validly execute and deliver) its Related Agreements.  This Agreement constitutes legal, valid and binding obligations of Purchaser, and Purchaser’s Related Agreements upon execution and delivery by Purchaser will constitute legal, valid and binding obligations of Purchaser, in each case, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors’ rights generally, and by equitable limitations on the availability of specific remedies.

6.3           Consents and Approvals; Authority Relative to this Agreement.

(a)           Except as set forth on Schedule 6.3, no consent, authorization or approval of, filing or registration with, or cooperation from, any Governmental Authority or any other Person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby.

(b)           Except as set forth on Schedule 6.3, the execution, delivery and performance by Purchaser of this Agreement and its Related Agreements, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) violate any Law applicable to or binding on Purchaser or any of its assets or properties; (ii) violate or conflict with, result in a breach or termination of, constitute a default or give any third party any additional right (including a termination right) under, permit cancellation of, result in the creation of any Lien upon any of the assets or properties of Purchaser under, or result in or constitute a circumstance that, with or without notice or lapse of time or both, would constitute any of the foregoing under, any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties are bound; (iii) permit the acceleration of the maturity of any indebtedness of Purchaser or indebtedness secured by its assets or properties; or (iv) violate or conflict with any provision of Purchaser’s Articles of Incorporation or by-laws.

6.4           Litigation.  There are no claims, actions, suits, proceedings, arbitrations, investigations or other litigation pending or, to the knowledge of Purchaser, threatened by or against Purchaser or any of its Affiliates with respect to this Agreement or the Related Agreements, or in connection with the transactions contemplated hereby or thereby, and Purchaser has no reason to believe that there is a valid basis for any such claim, action, suit, proceeding, arbitration, investigation or other litigation.

6.5           Brokers.  Purchaser has used no broker or finder in connection with the transactions contemplated hereby, and none of Parent, Sellers nor their respective Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder’s fee or other commission of any Person retained by Purchaser or any of its Affiliates in connection with any of the transactions contemplated by this Agreement or the Related Agreements.

ARTICLE 7.

COVENANTS

7.1           Implementing Agreement.  Subject to the terms and conditions hereof, each party hereto shall take all action required of it to fulfill its obligations under the terms of this Agreement and shall otherwise use all reasonable best efforts to facilitate the consummation of the transactions contemplated hereby.  Sellers and Parent agree that unless this Agreement is terminated in accordance with the provisions of Section 11.1, Sellers and Parent will not take any action that would have the effect of preventing or impairing the performance by Parent of its respective obligations under this Agreement.  Without limiting the generality of the foregoing, (i) Parent shall cause the Shareholders and the Acquired Corporations to execute at its own cost and expense such documents as Purchaser considers necessary to transfer the legal and beneficial ownership in the Shares to Purchaser and secure Purchaser the rights attaching to the Shares and (ii) Parent shall cause the Shareholders to irrevocably waive and procure the waiver of all rights of preemption over or other rights to restrict the transfer of the Shares conferred either by the articles of incorporation, articles of association or similar constituent documents of the Acquired Corporations or in any other way.

7.2           Access to Information and Facilities.

(a)           From and after the date of this Agreement until the Closing, Parent shall cause the Subject Entities to (i) upon reasonable notice to Parent, give Purchaser and Purchaser’s representatives reasonable access to all of the facilities, properties, books, records and Contracts of the Subject Entities, (ii) upon reasonable notice to Parent, make the directors, officers and employees of the Subject Entities available to Purchaser and its representatives as Purchaser and its representatives shall from time to time reasonably request and (iii) provide Purchaser and its representatives with any and all information concerning the Subject Entities that Purchaser or its representatives reasonably request.

(b)           Without limiting the generality of Section 7.2(a), from and after the date of this Agreement until the Closing, Parent shall cause the Subject Entities to permit Purchaser’s officers, executives and other Representatives to meet with the officers, executives and other Representatives of any Subject Entity responsible for (i) the consolidated financial statements of the Subject Entities (including, in each case, any notes thereto) or (ii) the internal controls of any Subject Entity and the disclosure controls and procedures of any Subject Entity for the purpose of discussing such matters as Purchaser may deem reasonably necessary or appropriate.

(c)           Without limiting the generality of Section 7.2(a), from and after the date of this Agreement until the Closing, upon reasonable notice to Parent, Parent shall cause the Subject Entities to, permit Purchaser’s Representatives to have access to any of the facilities of any Subject Entity or any remote location where any information and records of any such Person are maintained or processed for the purposes of training personnel, gathering information about the Business and preparing for the consummation of the transactions contemplated by this Agreement.  Purchaser agrees that Parent shall not be required to cause the Subject Entities to permit any actions by Purchaser under this Section 7.2(c) that would materially disrupt the operations of any Subject Entity.

(d)           Without limiting the generality of Section 7.2(a), from and after the date of this Agreement until the Closing, Parent shall cause the Subject Entities to give Purchaser and its Representatives reasonable access during normal business hours and upon reasonable notice to Parent to the Leased Real Property to perform such environmental and other tests, at Purchaser’s sole expense, as Purchaser or its representatives may reasonably determine.

7.3           Preservation of Business.

(a)           From the date of this Agreement until the Closing, Parent shall cause the Subject Entities to operate only in the ordinary and usual course of business and consistent with past practice, and shall use reasonable best efforts to (i) preserve intact the present business organization and personnel of the Subject Entities and the Funds, (ii) preserve the goodwill and advantageous relationships of the Subject Entities and Funds with customers, suppliers, employees, independent contractors and other Persons material to the operation of their respective businesses, (iii) prevent any event that could have a Material Adverse Effect and (iv) not permit any action or omission that would cause any of the representations or warranties of any Seller or Parent contained herein or in any of its Related Agreements to become inaccurate or any of the covenants of any Seller or Parent contained herein or in any of its Related Agreements to be breached; provided, however, that anything contained in this Section 7.3 notwithstanding, (x) the Asset Sellers and Shareholders shall be entitled to distribute to Parent, immediately prior to the Closing, an amount in Cash equal to the Sellers’ good faith estimate of the amount by which the Net Asset Amount will exceed $150 million as of the Closing and (y) the Asset Sellers and Shareholders shall be entitled to take such actions, after consultation with and upon the prior approval of Purchaser, as are outlined on Schedule 7.3(a) hereto in order to effect the transfer of certain Assets into CIS Limited prior to the Closing.

(b)           Without limiting the generality of Section 7.3(a), prior to the Closing, Parent shall not permit any Asset Seller, any Acquired Corporation, any Acquired Corporation Subsidiary or any Fund to, without the prior written consent of Purchaser:

(i)            incur any obligation or enter into any Contract that would be required to be disclosed on Schedule 5.14 or Schedule 5.15;

(ii)           take any action, or enter into or authorize any Contract or transaction, other than in the ordinary course of business and consistent with past practice;

(iii)          sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, except sales of inventory in the ordinary course of business and consistent with past practice;

(iv)          except as set forth on Schedule 7.3(b)(iv), waive, release, settle or cancel any claims against third parties or debts owing to it, or any rights that have any value;

(v)           make any changes in its accounting systems, policies, principles, practices or methods;

(vi)          enter into, authorize or permit any transaction with any other Subject Entity or any Affiliate of any Subject Entity other than in the ordinary course of business and consistent with past practice;

(vii)         suffer or permit the creation of any Lien over any assets of any Subject Entity (including, with respect to the Asset Sellers, any of the Assets);

(viii)        make any borrowings, incur any debt (other than trade payables in the ordinary course of business and consistent with past practice), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other Person, or make any payment or repayment in respect of any indebtedness (other than trade payables, indebtedness pursuant to subordinated loans, and accrued expenses in the ordinary course of business and consistent with past practice);

(ix)           make any loans, advances or capital contributions to, or investments in, any other Person;

(x)            terminate any employee or hire any individual to be employed by any Subject Entity;

(xi)           enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any Contract, agreement, commitment or arrangement to do any of the foregoing;

(xii)          except for capital expenditures contemplated by clause (xiii) below, acquire, lease or encumber any assets outside the ordinary course of business or any assets that are material to any Subject Entity;

(xiii)         authorize or make any capital expenditures that individually or in the aggregate are in excess of $100,000;

(xiv)        file any amended Tax Return or any claim for refund of Taxes, amend any payment of Taxes paid by or on behalf of any Subject Entity or any Fund, waive or extend the statute of limitations in respect of any Taxes, make, revoke, or amend any Tax election (other than the contemplated election to treat CIS Limited as a branch of Cargill PLC for United States federal income tax purposes), change any method of Tax accounting or Tax procedure or practice, or settle or compromise any claim relating to Taxes;

(xv)         pay any amount, perform any obligation or agree to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of liability against any Subject Entity or any of its directors, officers, employees or agents;

(xvi)        terminate, modify, amend or otherwise alter or change any of the terms or provisions of any Contract (other than immaterial modifications to customer contracts in the ordinary course of business and consistent with past practice), or pay any amount not required by Law or by any Contract; or

(xvii)       agree, whether in writing or otherwise, to do any of the foregoing.

(c)           Without limiting the generality of Section 7.3(a), except as set forth on Schedule 7.3(c), prior to the Closing, Parent shall not permit any Acquired Corporation or any Acquired Corporation Subsidiary to, without the prior written consent of Purchaser:

(i)            authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities of the Acquired Corporations or any Acquired Corporation Subsidiary, or amend any of the terms of any such capital stock or other securities;

(ii)           split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any capital stock or other securities of the Acquired Corporations or any Acquired Corporation Subsidiary;

(iii)          merge into or with or consolidate with any other Person;

(iv)          make any change in the Articles of Incorporation, by-laws or similar organizational instruments of the Acquired Corporations or any Acquired Corporation Subsidiary; or

(v)           agree, whether in writing or otherwise, to do any of the foregoing.

7.4           Consents and Approvals.

(a)           From the date of this Agreement until the Closing, Parent shall, and shall cause each Seller to, use all reasonable best efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including all consents and approvals set forth on Schedule 5.3 (and Purchaser shall cooperate with Sellers and Parent in obtaining all such consents, approvals, certificates and other documents); provided, that no contact will be made by any Subject Entity (or any Representative thereof) with any third party to obtain any such consent or approval except in accordance with a plan previously agreed to in writing by Purchaser.  Parent shall promptly make or cause to be made all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing by or on behalf of any Subject Entity, or any of their respective Affiliates pursuant to any applicable Law or Contract in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including all filings, applications, statements and reports set forth on Schedule 5.3 (and Purchaser shall cooperate with Sellers and Parent in making all such filings, applications, statements and reports).  Parent shall be obligated to pay any and all fees and other payments that are required in order to obtain or make (i) all consents, approvals, certificates and other documents and (ii) all filings, applications, statements and reports, in the case of each of clauses (i) and (ii), that are required to be obtained or made by Sellers or Parent in connection with the performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.  In furtherance and not in limitation of this Section 7.4(a), each party hereto agrees to make the appropriate HSR Act filings and filings with the European Commission or other relevant jurisdiction for regulatory or governmental clearance or approval required prior to Closing under any competition, antitrust, control or other similar Law.  Notwithstanding the preceding sentences, the parties hereto agree and acknowledge that Purchaser is responsible for payment of the filing fees required by the HSR Act or by the European Commission or other jurisdiction under any competition, antitrust, control or similar Law in connection with the filings to be made by Purchaser and Sellers thereunder.

(b)           Without limiting the generality of Section 7.4(a), if a consent or approval is required by any party under any Assumed Contract or Assumed License and is not obtained on or before the Closing or if an attempted assignment is ineffective, the Subject Entities shall cooperate with Purchaser at Sellers’ and Parent’s expense in any commercially reasonable arrangement requested by Purchaser to provide for Purchaser the benefits under any such Contract or License.

(c)           Purchaser shall promptly make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing by or on behalf of Purchaser or any of its Affiliates pursuant to any applicable Law or Contract in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby (and Sellers shall cooperate, and shall cause the Acquired Corporations and the Acquired Corporation Subsidiaries to

cooperate, with Purchaser in making all such filings, applications, statements and reports).

7.5           Maintenance of Insurance.  From the date of this Agreement until the Closing, Parent shall (a) cause the existing insurance coverage relating to the Subject Entities or the Assets to continue through the Closing, and (b) not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

7.6           Resignation of Officers and Directors.  Parent shall cause each officer and member of the Board of Directors of the Acquired Corporations and each Acquired Corporation Subsidiary to tender his resignation from such position effective as of the Closing.

7.7           Supplemental Information.  From time to time prior to the Closing, Parent shall disclose in writing to Purchaser any matter hereafter arising that becomes known to Parent or any Subject Entity and any of its Affiliates and that, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Purchaser in connection with any of the representations or warranties of Parent set forth in this Agreement.  No information provided to a party pursuant to this Section 7.7 shall be deemed to cure any breach of any representation, warranty or covenant made in this Agreement.

7.8           Confidentiality.  After the Closing, Parent shall, and shall cause each of its and each Sellers’ Affiliates to, maintain all non-public or confidential information, relating to any period of time before, at or after the Closing, with respect to any Subject Entity or its  respective operations in strict confidence and not disclose to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (i) any information that becomes generally available to the public after the Closing through no fault of any Seller, Parent or any of their respective Affiliates, (ii) any information that after the Closing is legitimately received by any Seller or Parent or any of their respective Affiliates from a third party (provided such third party is not known by any Seller, Parent or any of their respective Affiliates to be bound by an obligation of secrecy) or (iii) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Purchaser prior to making such disclosure and Sellers and Parent cooperate with Purchaser as Purchaser may reasonably request to resist such disclosure.

7.9           Exclusivity.  During the period from the date of this Agreement to the earlier of the Closing or the date this Agreement is terminated pursuant to Article 11, Parent shall not, and shall not permit any Subject Entity (and Parent shall not permit any of its or the Subject Entities’ Affiliates, directors, employees, officers, agents or representatives to), directly or indirectly, solicit, initiate, condone, knowingly encourage or respond to any inquiries, proposals or offers from, or participate in any discussions or negotiations with, or provide any non-public information to, or otherwise cooperate in any way with, any Person (other than Purchaser and its directors, officers, employees, representatives and agents) regarding (a) any merger, consolidation or sale or other disposition of any capital stock of any Subject Entity or any of its Affiliates (including any sale of any of the Shares) or (b) any sale or other disposition of all or any substantial portion of the assets or properties of any Subject Entity or any of Affiliates (or any unit or division thereof) (including any sale of any Assets but excluding the sale of any inventory of any Subject Entity in the ordinary course of business).  Parent shall promptly advise

Purchaser of, and communicate to Purchaser the terms and conditions of (and the identity of the Person making), any such inquiry, proposal or offer received.

7.10         Use of Cargill Marks.  As promptly as reasonably practicable following the Closing, Purchaser shall cause CIS Limited to take all necessary action (including filing an amendment to its articles of organization or similar organizational documents with all relevant Governmental Authorities) to change its formal name so as to remove the word “Cargill”.  For not more than 90 days after the Closing Date, each Subject Entity may, and Purchaser shall be permitted to, (i) identify itself as “formerly known as” the respective name of the applicable Subject Entity, and (ii) use such letterhead, stationery, forms, invoices, receipts and such other similar documents containing the names of the Subject Entities.

7.11         Termination of Certain Agreements.  After consultation, review and the prior approval by Purchaser, Parent shall cause each Subject Entity (and each of such entity’s Affiliates), effective as of the Closing, without any cost to, payment by or liability of any Subject Entity, terminate, rescind, cancel and render void and of no effect any and all Contracts between any Subject Entity (on the one hand) and any such Person or any Affiliate of any such Person (on the other hand) as designated by Purchaser in Schedule 7.11; provided, that this Section 7.11 shall not apply to this Agreement or any Related Agreement.  Schedule 7.11 may be updated in Purchaser’s sole discretion to include Contracts entered into prior to the Closing pursuant to Section 7.3(b)(vi) or disclosed by Parent in a Deferred Schedule.

7.12         Employees.

(a)           Employment of Employees.  Prior to the Closing, Purchaser shall take such action as it deems necessary or appropriate in order to allow each person who is an Employee (other than a UK Employee) on the day immediately prior to the Closing Date (including persons on vacation, temporary layoff, approved leave of absence, sick leave, family medical leave under the Family Medical Leave Act, or short term disability, but excluding, at the Purchaser’s option, Employees on long term disability under Sellers’ long term disability plan), to become, effective upon the Closing, an employee of Purchaser, except in the case of UK Employees who shall remain employed by CIS Limited as of the Closing.  Each Employee who becomes an employee of Purchaser pursuant to the immediately preceding sentence, or is employed by the Acquired Corporation or the Acquired Corporation Subsidiaries at or immediately after the Closing shall be referred to as a “Transferred Employee”.  Transferred Employees shall be provided total compensation and benefits packages that are substantially comparable in the aggregate to those provided to similarly situated employees of Purchaser.  Prior to the Closing, Purchaser shall list the names of the individuals that it will offer employment to on Schedule 7.12(a) and shall offer employment to each such individual listed on Schedule 7.12(a) hereof (each, a “CIS France Employee”).  In addition, Purchaser shall use its reasonable efforts to cause Refco France, SA to enter into an employment agreement with each such CIS France Employee that is acceptable to Purchaser in its discretion.

(b)           Severance Benefits.  In the event that, during the twelve (12) month period immediately following the Closing (the “Severance Period”), the employment with

Purchaser of a Transferred Employee is terminated by Purchaser without “cause” (in accordance with the terms of Purchaser’s written policies, as applicable (for the purposes of this Agreement, reductions in force and job elimination shall not constitute a “for cause” termination), such Transferred Employee will be entitled to receive from Purchaser the greater of (x) severance pay as calculated under Parent’s or in the case of UK Employees, CIS Limited’s severance policy in respect of cash severance payments and payment for accrued vacation days as in effect on the date hereof as set forth in Schedule 7.12(b) (which benefits shall be paid in the form of salary continuation); or (y) severance pay calculated under Purchaser’s severance pay plan.

(c)           Benefit Plans.

(i)            Except as otherwise specifically provided in this Section 7.12, Purchaser shall not assume any obligation, liability, or contingent liability with respect to (A) any employee benefit plan, program, or arrangement sponsored or maintained by Parent, any Subject Entity, or the Shareholders or (B) any employee benefit plan, program or arrangement in which any Transferred Employee participated prior to the Closing.

(ii)           Transferred Employees shall cease to accrue benefits under the Benefit Plans as of the Closing.

(iii)          Effective as of the Closing, Purchaser shall give past service credit to all the Transferred Employees for purposes of determining vesting, eligibility and benefit accruals under all employee benefit programs, including vacation, severance, bonus, incentive, compensation and employee welfare benefit plans of Purchaser, with the sole exception of benefit accruals for pension and profit sharing plans, except as otherwise stated in this Section 7.12, equal to that which such Transferred Employees were credited with by the Asset Sellers as of the Closing for service with the Asset Sellers or any predecessor employer.

(iv)          Purchaser agrees that a defined contribution plan designated by Purchaser (“Purchaser’s DC Plan”) shall accept direct rollover contributions of Transferred Employees account balances from the Cargill Partnership Plan provided, however, (i) no such direct rollover contribution shall be accepted to the extent such contribution would adversely affect the tax qualified status of Purchaser’s DC Plan and (ii) in no event shall a direct rollover contribution be accepted by Purchaser’s DC Plan unless such contribution is made in cash or a cash equivalent (e.g. check or wire transfer).

(d)           No Transfer of Assets.  No pension or other employee benefit plan assets held by the Asset Sellers shall be transferred to the Purchaser.

(e)           Termination/WARN Act Notification.  The Purchaser shall be responsible for sending timely and appropriate notices to all persons required under all applicable Laws relating to plant or facility closings or otherwise regulating the termination of employees with respect to events occurring on or after the Closing.  In the event that any liability is incurred under any such Laws based on the Purchaser’s failure to hire employees or the Purchaser’s termination of employees after the Closing, the Purchaser will be solely and exclusively responsible for all obligations and liabilities incurred under such laws relating to this transaction.

(f)            Employee Records.  Parent shall cause the Asset Sellers to make available to the Purchaser records which provide information regarding employees’ names, Social Security numbers, dates of hire by the Seller, date of birth, number of hours worked each calendar year and salary histories for all Transferred Employees.  Parent shall not permit the Asset Sellers to provide records pertaining to performance ratings and evaluations, disciplinary records and medical records.

(g)           UK Pension Scheme.  Immediately following Closing, the UK Entity Shareholder shall instruct Mercers (the actuaries to the UK Pension Scheme) to produce and copy to the Purchaser a certificate in accordance with the Occupational Pension Schemes (Deficiency on Winding up etc) Regulations 1996 in respect of the cessation of participation of CIS Limited in the UK Pension Scheme.  For the avoidance of doubt, no assets will be transferred from the UK Pension Scheme to any Plan of the Purchaser pursuant to this Agreement and the Purchaser has no obligation to past or future service credits for the UK Employees.

(h)           General Employment Provisions.

(i)            Parent and the Purchaser shall give any notices requested by Law and take whatever other actions with respect to the plans, programs and policies described in this Section 7.12 as may be necessary to carry out the arrangements contemplated hereby.

(ii)           Parent shall cause the Asset Sellers to provide the Purchaser, and Purchaser shall provide to Parent, with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 7.12.

(iii)          If any of the arrangements described in this Section 7.12 are determined by the IRS or other Governmental Authority to be prohibited by law, Parent and the Purchaser shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner not otherwise prohibited by Law.

7.13         Section 338(h)(10) Election.

(a)           Parent and Purchaser shall, and to the extent required, shall cause their Affiliates to, (i) join in making an election under 338(h)(10) of the Code (and any election corresponding to section 338(h)(10) of the Code under state or local laws) with respect to the purchase of the US Shares (the “Section 338(h)(10) Elections”), (ii) provide to one another the necessary information to permit the Section 338(h)(10) Elections to be made; and (iii) take all actions necessary and appropriate (including filing any necessary forms, returns, elections, schedules and other documents) as may be required to effect and preserve timely the Section 338(h)(10) Elections in accordance with the provisions of Treas. Reg. §1.338(h)(10)-1 (or any provisions comparable to section 338(h)(10) of state or local Tax law).

(b)           Purchaser shall be responsible for preparing drafts of all forms, attachments and schedules necessary to effectuate the Section  338(h)(10) Elections (including Internal Revenue Service Forms 8023 and  8883 and any similar forms under applicable state or local income tax laws (the “Section 338 Forms”)).  The parties shall cause Internal Revenue Service Form 8023 to be executed and delivered no later than 10 days following the Closing Date.

(c)           In accordance with the amount of purchase price allocated to the US Shares on Schedule 4.5(b) (as may be adjusted pursuant to Section 4.5(e)), the “aggregate deemed sales price” (as defined in Treas. Reg. §1.338-4) and the “adjusted grossed-up basis” (as defined in Treas. Reg. §1.338-5) (the “AGUB”) shall be allocated among the assets of the Acquired US Corporations in accordance with Treas. Reg. §1.338-6.  Within 90 days of Closing, Purchaser shall deliver to Parent a schedule allocating the AGUB among the assets of the Acquired US Corporations (the “Allocation Schedule”).  If Parent disputes any item on the Allocation Schedule, Purchaser and Parent shall cooperate in good faith to resolve any dispute.  Should the parties fail to reach an agreement with thirty (30) days after the Purchaser’s delivery of the Allocation Schedule, the determination of the allocation shall be made by the Accounting Firm, whose decision shall be final and made within 90 days after the Closing Date.  The Allocation Schedule shall be adjusted in accordance with the Accounting Firm’s resolution of the dispute.  Parent and Purchaser shall, and Parent shall cause Sellers to, file the Section 338 Forms in accordance with the Allocation Schedule.  The Allocation Schedule shall be appropriately adjusted, in accordance with Treasury Regulation Section 1.1060-1(c), as a result of any adjustment to Schedule 4.5(b).  The parties agree not to and agree to cause their Affiliates not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes.

7.14         Meeting of CIS Limited.  Parent shall cause to be held a meeting of the board of directors of CIS Limited validly to effect:

(a)           the approval of the transfer of the Shares of CIS Limited to the Purchaser, the issue to the Purchaser of share certificates in respect of those Shares and the registration of the Purchaser as holders of those Shares (subject only to those transfers being represented duly stamped);

(b)           the appointment as directors and secretary of CIS Limited of such persons as the Purchaser may nominate, subject to those persons consenting to such appointment and not being disqualified in law or under the articles of association of CIS Limited from holding those offices;

(c)           the revocation of all existing bank mandates and the issue of new mandates in relation to CIS Limited to such bank or banks and in such form as the Purchaser may direct;

(d)           the acceptance of the resignation of the UK Auditors and the appointment as auditors of CIS Limited of such person or firm as the Purchaser may nominate, subject to the provisions of the UK Companies Act;

(e)           the acceptance of the resignation of the existing secretary and directors of CIS Limited;

(f)            the change in the names of CIS Limited by the substitution of the name[s] designated by Purchaser;

(g)           the change in the registered office of CIS Limited to such address as may be nominated by the Purchaser;

(h)           the change in the accounting reference date of CIS Limited to a date nominated by the Purchaser; and

(i)            any other business which may be necessary or desirable to give full and valid effect to the sale and purchase provided for in this Agreement or as the Purchaser may reasonably require,

and Parent shall supply duly signed minutes of the meetings to the Purchaser on Closing.

7.15         Delivery of 2005 Financial Statements.  As soon as such items are available to Parent or its Affiliates, and in any event no later than August 26, 2005, Parent shall deliver to Purchaser the following items: (i) the 2005 Financial Statements, including the 2005 Balance Sheets, and (ii) an unqualified audit report thereon by the independent accounting firm historically retained by Parent.

7.16         Removal of CIS Limited from existing VAT group.  Parent shall, immediately after Closing, procure the making of an application for CIS Limited to be excluded, from Closing or, if later, from the earliest date which the relevant Governmental Authority will allow, from the VAT group of which CIS Limited is a part immediately before Closing and Parent shall provide a copy of that application to Purchaser within five days of the date on which that application is submitted to the relevant Governmental Authority.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under Articles 2, 3 and 4 are subject to the satisfaction or waiver by Purchaser of the following conditions precedent on or before the Closing:

8.1           Warranties True as of Both Present Date and Closing.  The representations and warranties of Parent contained herein and in the Related Agreements shall be accurate, true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) (a) on and as of the date of this Agreement and of the Related Agreements, respectively, and (b) at and as of the Closing with the same force and effect as though made by Parent at and as of the Closing.

8.2           Compliance with Agreements and Covenants.  Parent shall have performed and complied with all of its respective covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it at or prior to the Closing.

8.3           Consents and Approvals.  Purchaser shall have received written evidence satisfactory to Purchaser that all consents and approvals set forth on Schedule 5.3 and marked with an asterisk (*) have been obtained and Purchaser shall have obtained all consents and approvals set forth on Schedule 6.3 (as the same may be amended as provided therein).

8.4           Release of Liens.  Any and all Liens on the Shares, the assets and properties of the Acquired Corporations and the Acquired Corporation Subsidiaries, and the Assets, shall have been terminated and released pursuant to documentation satisfactory to Purchaser.

8.5           Estoppel Certificates.  Purchaser shall have received estoppel certificates reasonably satisfactory to Purchaser duly executed by each lessor under each Real Property Lease.

8.6           Documents.  Purchaser shall have received all of the agreements, documents and items set forth in Section 10.2.

8.7           Hart-Scott-Rodino.  The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the transactions contemplated by this Agreement.

8.8           European Commission or Other Antitrust.  Any and all regulatory or governmental clearance or approval required prior to Closing under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings or under any competition, antitrust, control or other similar Law of any other relevant jurisdiction shall have been obtained, any required notice or filing there under shall have been made and any applicable waiting period there under shall have expired or been earlier terminated so as to allow consummation of the transaction contemplated by this Agreement.

8.9           No Material Adverse Effect.  No event shall have occurred or circumstance shall have come into effect that, in the reasonable judgment of Purchaser, has had or is reasonably likely to have a Material Adverse Effect.

8.10         Actions or Proceedings.  No action or proceeding by any Governmental Authority or other Person (other than Purchaser or any of its Affiliates) shall have been instituted or threatened that (a) causes or may cause a Material Adverse Effect or (b) enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby or any integration of any operations of any Asset Seller, any Acquired Corporation or any Acquired Corporation Subsidiary with those of Purchaser and its Affiliates.

8.11         Employment AgreementError! Bookmark not defined..  The employment agreement entered into as of the date hereof (which employment agreement is conditioned on the consummation of the transactions contemplated by this Agreement) shall remain in full force and effect and shall not have been repudiated by the employee party thereto.

8.12         First CapitolError! Bookmark not defined..  Either (i) that certain Noncompete Agreement, dated as of October 19, 2000, by and among efutures.com, LLC, CIS Management and CIS shall have been terminated and Parent shall have provided Purchaser with reasonable evidence of such termination, and all consents and approvals (including from the First Capitol Board of Directors) necessary to transfer the First Capitol Interests to Purchaser shall have been obtained and Purchaser shall have received satisfactory evidence thereof or (ii) Parent shall have caused CIS Management to dispose of the equity interests of First Capitol to a third party which is not an Affiliate of Parent and Parent shall have provided Purchaser with reasonable evidence of such disposition; provided, however, that in the event that this condition precedent is satisfied at Closing pursuant to clause (ii), the First Capitol Interests shall be deemed to be Excluded Assets hereunder and the Estimated Closing Date Purchase Price shall be reduced by an amount equal to $6.5 million.

8.13         UK Regulatory Approval.  Purchaser shall have received an approval notice from the FSA in accordance with FSMA confirming that there is no objection to Purchaser or its designee becoming a controller or CIS Limited; or (where the approval notices issued by the FSA referred to above are expressly subject to the fulfillment of certain conditions) upon the fulfillment of those conditions (as may be varied or cancelled) to the satisfaction of the FSA; or (in the absence of such notification) the period during which the FSA may serve an approval notice or a decision notice pursuant to FSMA in relation to such acquisitions of control having elapsed without the FSA having served any such notices.

8.14         2005 Financial Statements.  The 2005 Financial Statements, as delivered pursuant to Section 7.15, shall, as compared to the Draft 2005 Financial Statements delivered to Purchaser prior to the date hereof, consistently reflect the financial position, assets and liabilities of each of the Subject Entities.

ARTICLE 9.

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT

The obligations of Parent under Articles 2, 3 and 4 are subject to the satisfaction or waiver by Parent of the following conditions precedent at or before the Closing:

9.1           Warranties True as of Both Present Date and Closing.  The representations and warranties of Purchaser contained herein and in its Related Agreements shall be accurate, true and correct in all material respects (except that those representations and warranties that are limited by materiality shall be true and correct in all respects) (a) on and as of the date of this

Agreement and of the Related Agreements, respectively, and (b) at and as of the Closing with the same force and effect as though made by Purchaser at and as of the Closing.

9.2           Compliance with Agreements and Covenants.  Purchaser shall have performed and complied with all of its covenants and obligations contained in this Agreement and in its Related Agreements to be performed and complied with by it at or prior to the Closing.

9.3           Consents and Approvals.  Parent shall have received written evidence satisfactory to Parent that all consents and approvals set forth on Schedule 6.3 and marked with an asterisk (*) have been obtained in form and substance reasonably acceptable to Purchaser and, with regard to the FSA change of control consent, without unreasonable restrictions, requirements, or obligations.

9.4           Documents.  Parent shall have received all of the agreements, documents and items set forth in Section 10.3.

9.5           Hart-Scott-Rodino.  The applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the Justice Department or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement.

9.6           European Commission or Other Antitrust.  Any and all regulatory or governmental clearance or approval required prior to Closing under Council Regulation (EC) No 139/2004 on the control of concentrations between undertakings or under any competition, antitrust, control or other similar Law of any other relevant jurisdiction shall have been obtained, any required notice or filing there under shall have been made and any applicable waiting period there under shall have expired or been earlier terminated so as to allow consummation of the transaction contemplated by this Agreement.

9.7           Actions or ProceedingsError! Bookmark not defined..  No action or proceeding by any Governmental Authority or other Person (other than any Subject Entity or any of their Affiliates) shall have been instituted or threatened that enjoins, restrains, prohibits or results in substantial damages in respect of, or could enjoin, restrain, prohibit or result in substantial damages in respect of, any provision of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

ARTICLE 10.

CLOSING

10.1         Closing.  The Closing shall take place at the offices of Parent, at the principal executive offices of Parent, at 10:00 a.m. (Central Standard Time) on the last Business Day of the month in which on the last condition to closing set forth in Articles 8 and 9 has been satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing but subject to the satisfaction of such conditions), or such other date as is mutually agreed upon in writing by Purchaser and Parent.  The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 11:59 p.m. (Eastern Standard Time) on the Closing Date.

10.2         Deliveries by Sellers.  At the Closing, in addition to any other documents or agreements required under this Agreement, Parent shall deliver or cause to be delivered to Purchaser the following:

(a)           certificates evidencing all of the Shares, which certificates shall be duly endorsed in blank or accompanied by stock powers duly executed by each of the applicable Shareholders (the “Stock Powers”) substantially in the form requested by Purchaser;

(b)           the resignations of all directors and officers of, and each non-corporate trustee or fiduciary of any plan or arrangement involving employee benefits of, each Acquired Corporation and each Acquired Corporation Subsidiary;

(c)           the Bill of Sale, duly executed by each Asset Seller;

(d)           the Assignment and Assumption Agreement, duly executed by each Asset Seller;

(e)           a certificate duly executed by an authorized officer of Parent, each Shareholder and each Asset Seller, certifying as to compliance with Section 8.1 and Section 8.2;

(f)            an Assignment and Assumption of Lease with respect to each Real Property Lease, duly executed by the Subject Entity that is the lessee under such Real Property Lease;

(g)           the Transition Services Agreement, duly executed by Parent;

(h)           a certificate of the secretary or assistant secretary of each Asset Seller certifying resolutions of the Board of Directors of such Asset Seller, and the shareholders of such Asset Seller, approving and authorizing the execution, delivery and performance of this Agreement and such Asset Seller’s Related Agreements and the consummation of the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of such Asset Seller);

(i)            the Articles of Incorporation of each Acquired Corporation and each Acquired Corporation Subsidiary, certified by the Secretary of State or equivalent Person of its jurisdiction of incorporation, and the by-laws or similar instrument of each Acquired Corporation and each Acquired Corporation Subsidiary, certified by its Secretary;

(j)            certificates of good standing from (i) the jurisdiction of incorporation for each Acquired Corporation and each Acquired Corporation Subsidiary and (ii) the jurisdiction where each Acquired Corporation and each Acquired Corporation Subsidiary is qualified to do business;

(k)           an exclusivity agreement, duly executed by Parent on behalf of it and its Affiliates in the form attached hereto as Exhibit 10.2(k).

(l)            a certificate of non-foreign status from each Seller that is not a “foreign person” as defined in Section 1445(f)(3) of the Code (including, but not necessarily limited to, CIS, CIS Financial and CIS Securities) that complies with Treasury Regulation §1.1445-2(b)(2);

(m)          such other documents and instruments set forth in Schedule 10.2(m) prepared by Purchaser and delivered to Parent not later than the later of (i) 30 Business Days after the date hereof or (ii) 15 Business Days after Parent’s delivery of all of the Deferred Schedules; and

(n)           such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as Purchaser may reasonably require to consummate the transactions contemplated by this Agreement and the Related Agreements.

10.3         Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Parent the following:

(a)           the Closing Date Seller Payment payable to the Parent (as representative for the Asset Sellers and Shareholders) at and as of the Closing pursuant to Section 4.1;

(b)           the Non-Competition Payment payable to Parent at and as of the Closing pursuant to Section 4.3;

(c)           the Assignment and Assumption Agreement, duly executed by Purchaser;

(d)           a certificate duly executed by an authorized officer of Purchaser, certifying as to compliance with Section 9.1 and Section 9.2;

(e)           an Assignment and Assumption of Lease with respect to each Real Property Lease, duly executed by Purchaser;

(f)            the Transition Services Agreement, duly executed by Purchaser;

(g)           a certificate of the secretary or assistant secretary of Purchaser certifying resolutions of the Board of Directors of Purchaser approving this Agreement and its Related Agreements and the transactions contemplated hereby and thereby (together with an incumbency and signature certificate regarding the officer(s) signing on behalf of Purchaser); and

(h)           such other documents and instruments as may be required by any other provision of this Agreement or any Related Agreement or as may reasonably be required to consummate the transactions contemplated by this Agreement and the Related Agreements.

ARTICLE 11.

TERMINATION

11.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           with the mutual consent of Parent and Purchaser;

(b)           by Parent or Purchaser, if the Closing shall not have taken place on or before December 31, 2005; provided, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to (i) Parent if the failure of Parent or any Seller to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) Purchaser if the failure of Purchaser to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(c)           by Purchaser, if there shall have been a material breach of any covenant, obligation, representation or warranty of Parent or any Seller hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Parent of a notice in writing from Purchaser specifying the breach and requesting such breach be remedied;

(d)           by Parent, if there shall have been a material breach of any covenant, obligation, representation or warranty of Purchaser hereunder, and such breach shall not have been remedied within ten (10) Business Days after receipt by Purchaser of notice in writing from Parent specifying the breach and requesting such breach be remedied; or

(e)           by Purchaser pursuant to Section 1.5(d).

11.2         Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 5.27 (brokers), 6.5 (brokers), 15.1 (expenses) and 15.10 (publicity), which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE 12.

INDEMNIFICATION

12.1         Survival.  The representations and warranties of the parties hereto contained herein shall survive the Closing for a period of two (2) years, except that the Tax and Benefits Warranties shall survive until the Tax Statute of Limitations Date and the Title and Authorization Warranties shall survive forever.

12.2         Indemnification by Parent.  Parent agrees to indemnify each of the Purchaser Indemnified Parties against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by Parent in this Agreement or any Related Agreement or any document delivered by Parent or any Seller at the Closing; provided, that (i) in the case of all representations and warranties, except for Title and Authorization Warranties and Tax and Benefits Warranties, a notice of the Purchaser Indemnified Party’s claim shall have been given to Parent not later than the close of business on the second anniversary of the Closing Date and (ii) in the case of Tax and Benefit Warranties, a notice of the Purchaser Indemnified Party’s claim shall have been given to Parent not later than the close of business on the Tax Statute of Limitations Date;

(b)           any breach by Parent of or failure by Parent to perform any covenant, obligation or agreement of Parent set forth or contemplated in this Agreement or any Related Agreement or any document delivered by Parent or any Seller at the Closing;

(c)           the Excluded Assets, the Excluded Obligations or, other than the Assumed Obligations, any other obligations or liabilities relating to or arising out of the ownership or operation of the Assets on or prior to the Closing Date;

(d)           any obligations or liabilities relating to or arising from any product liability or warranty claims based on products or services sold by any Asset Seller on or prior to the Closing Date;

(e)           any obligations or liabilities relating to or arising out of the ownership or operation of any Affiliate of any Seller that is not a Asset Seller;

(f)            the occupancy by customers of the Business or similar third-parties of any of the Leased Real Property in violation of the terms and conditions of the Real Property Lease application to any such Leased Real Property;

(g)           any liability (including its costs) which CIS Limited shall be required to pay to the UK Pension Scheme by virtue of s75 Pensions Act 1995 (as modified by regulations), s38 Pensions Act 2004 or s43 Pensions Act 2004 or by virtue of any demand by the trustees of the UK Pension Scheme for an additional contribution as a result of the withdrawal of CIS Limited from that Scheme;

(h)           any claim made by an employee of CIS Limited which arises because a provision of the UK Pension Scheme or its predecessor did not prior to the Closing treat that person equally with a person of the opposite sex whether such claim arises pursuant to the provisions of the Equal Pay Act 1970, the Sex Discrimination Act 1975, Article 141 (formerly Article 119) Treaty of Rome, s62 Pensions Act 1995 or otherwise;

(i)            any acts or omissions of, or breach of relevant Law by, CIS Limited prior to the Closing, including to the extent arising out of any investigation or regulatory action by any Governmental Authority;

(j)            any obligation arising under Section 13.4; and

(k)           the client claim against CIS SNC described in item 4 of Schedule 5.22.

12.3         Indemnification by Purchaser.  Purchaser agrees to indemnify Parent against, and agrees to hold it harmless from, any and all Losses incurred or suffered by it relating to or arising out of or in connection with any of the following:

(a)           any breach of or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing; provided, that in the case of all representations and warranties, except for Title and Authorization Warranties, a notice of the Parent’s claim shall have been given to Purchaser not later than the close of business on the second anniversary of the Closing Date;

(b)           any breach by Purchaser of or failure by Purchaser to perform any covenant or obligation of Purchaser set out or contemplated in this Agreement or any Related Agreement or any document delivered by Purchaser at the Closing;

(c)           any Losses incurred or suffered by Cargill plc in its capacity as surety under the Real Property Lease relating to the UK Property as a result of any breach by CIS Limited after the Closing of its obligations to make rental payments under such Real Property Lease; and

(d)           the Assumed Liabilities.

12.4         Limitations on Certain Claims for Indemnification.

(a)           Basket.  Parent shall not have any liability pursuant to Section 12.2(a) (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties, and the Tax and Benefits Warranties made by Parent) unless and until the aggregate amount of all Losses incurred or suffered by the Purchaser Indemnified Parties exceeds $2,000,000 (the “Deductible Amount”).  In the event such Losses exceed the Deductible Amount, Parent shall be liable and responsible to the Purchaser Indemnified Parties only for the amount by which such Losses exceed the Deductible Amount (subject to Section 12.4(b)).  Purchaser shall not have any liability pursuant to Section 12.3(a) (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties made by Purchaser) unless and until the aggregate amount of all Losses incurred or suffered by Parent exceeds the Deductible Amount.  In the event such Losses exceed the Deductible Amount, Purchaser shall be liable and responsible to Parent only for the amount by which such Losses exceed the Deductible Amount (subject to Section 12.4(b)).

(b)           Maximum.  In no event shall Parent’s aggregate liability pursuant to Section 12.2(a) for Losses incurred or suffered by the Purchaser Indemnified Parties (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties and the Tax and Benefits Warranties made by Parent) exceed $50,000,000.  In no event shall Purchaser’s aggregate liability pursuant to Section 12.3(a) for Losses incurred or suffered by Parent (other than with respect to any breach of or inaccuracy in any of the Title and Authorization Warranties made by Purchaser) exceed the sum of $50,000,000.

(c)           Claims Based on Fraud or Intentional Misrepresentation.  Notwithstanding anything contained herein or otherwise to the contrary, including Sections 12.4(a) and 12.4(b), nothing herein shall be deemed to limit any party’s rights to recover any or all Losses incurred or suffered by it relating to or arising out of or in connection with fraud or intentional misrepresentation, it being understood and agreed that the right to recover such Losses shall survive forever.

12.5         Materiality.  For purposes of Sections 12.2, 12.3 and 12.4, the representations and warranties herein shall be deemed to have been made without any qualifications as to materiality and, accordingly, for such purposes, all references therein to “material”, “in all material respects” and similar qualifications as to materiality shall be deemed to be deleted therefrom (except where any such provision requires disclosure of lists of items of a material nature or above a specified threshold).

12.6         Claims.  As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement not involving a claim (or the commencement of any suit, action or proceeding) of the type described in Section 12.7 or 13.6, the Indemnitee shall give notice to the Indemnitor of such claim; provided, that the failure of the Indemnitee to give notice shall not relieve the Indemnitor of its obligations under this Article 12 except to the extent (if any) that the Indemnitor shall have been prejudiced thereby.  If the Indemnitor does not object in writing to such indemnification claim within thirty (30) calendar days of receiving notice thereof, the Indemnitee shall be entitled to recover promptly from the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee the amount of such claim (but such recovery shall not limit the amount of any additional indemnification to which the Indemnitee may be entitled pursuant to Section 12.2 or 12.3), and no later objection by the Indemnitor shall be permitted.  If within such thirty (30) day period the Indemnitor agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnitee shall nevertheless be entitled to recover from the Indemnitor and the Indemnitor shall promptly pay to the Indemnitee the lesser amount, without prejudice to the Indemnitee’s claim for the difference.

12.7         Notice of Third Party Claims; Assumption of Defense.  The Indemnitee shall give notice as promptly as is reasonably practicable to the Indemnitor of the assertion of any claim (or the commencement of any suit, action or proceeding, by any Person not a party hereto) (other than by a Governmental Authority with respect to Taxes, which shall be governed by Section 13.6) in respect of which indemnity may be sought under this Agreement; provided, that the failure of the Indemnitee to give notice shall not relieve the Indemnitor of its obligations under this Article 12 except to the extent (if any) that the Indemnitor shall have been prejudiced thereby.  The Indemnitor may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnitee and the Indemnitor’s delivering to the Indemnitee a written agreement that the Indemnitee is entitled to indemnification pursuant to Section 12.2 or 12.3 for all Losses arising out of such claim, suit, action or proceeding and that the Indemnitor shall be liable for the entire amount of any Loss resulting therefrom, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (i) the Indemnitor shall provide written evidence reasonably satisfactory to the Indemnitee demonstrating that the Indemnitor has a sufficient amount of assets for purposes of such assumption of defense, (ii) the Indemnitor’s counsel is reasonably satisfactory to the Indemnitee and (iii) the Indemnitor shall thereafter consult with the

Indemnitee upon the Indemnitee’s reasonable request for such consultation from time to time with respect to such claim, suit, action or proceeding.  If the Indemnitor assumes such defense, the Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor.  If, however, the Indemnitee reasonably determines in its judgment that representation by the Indemnitor’s counsel of both the Indemnitor and the Indemnitee would present such counsel with a conflict of interest, then such Indemnitee may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnitor shall pay the fees and disbursements of such separate counsel.  Whether or not the Indemnitor chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

12.8         Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnitee or the Indemnitor, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 12.7 shall also be binding upon the Indemnitor or the Indemnitee, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, that (a) no obligation, restriction or Loss shall be imposed on the Indemnitee as a result of such settlement without its prior written consent, and (b) the Indemnitee shall not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

12.9         Failure of Indemnitor to Act.  In the event that the Indemnitor does not elect to assume the defense of any claim, suit, action or proceeding, then any failure of the Indemnitee to defend or to participate in the defense of any such claim, suit, action or proceeding or to cause the same to be done, shall not relieve the Indemnitor of its obligations hereunder.

12.10       Set-Off Against Post Closing Payment Amount.  In the event any Purchaser Indemnified Party is entitled to receive any amount from Parent under this Agreement, including any indemnification payment under this Agreement, without limiting the Purchaser Indemnified Party’s rights to seek recovery against Parent directly for amounts in excess of the Post Closing Payment Amount, the Purchaser Indemnified Party may recover from the Post Closing Payment Amount.

12.11       Purchase Price Adjustments.  Any amounts payable under Section 12.2 or Section 12.3 shall be treated by Purchaser and Parent as an adjustment to the Adjusted Purchase Price.

12.12       Indemnity Payments in Respect of CIS Limited.  Notwithstanding any provision to the contrary in this Agreement, Parent shall cause Cargill PLC to pay any amount which is required to protect, defend, indemnify or hold harmless CIS Limited under any provision of this Agreement to Purchaser and not to CIS Limited.  For the avoidance of doubt, any such payment shall be treated as an adjustment to the Adjusted Purchase Price pursuant to Section 12.11.

ARTICLE 13.

TAX MATTERS

13.1         Filing of Tax Returns.  Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Funds, the Acquired Corporations and Acquired Corporation Subsidiaries for all (a) taxable years ending on or prior to the Closing Date that are filed after the Closing Date (but not including any Tax Return for such period filed as part of a consolidated, combined or unitary Tax group), (b) taxable years beginning prior to the Closing Date and ending after the Closing Date (but not including any Tax Return for such period filed as part of a consolidated, combined or unitary Tax group), (c) taxable years beginning after the Closing Date.  Purchaser shall provide to Parent for review and comment each Tax Return described in clauses (a) and (b) of this Section 13.1 at least fifteen (15) days prior to the due date for filing such return (or, if required to be filed within fifteen (15) days of the Closing Date, as soon as reasonably practicable following the Closing).  Sellers shall reimburse Purchaser for Taxes paid in clauses (a) and (b) above within fifteen (15) days of payment by Purchaser or Affiliate of Purchaser to the extent such Taxes are subject to Parent’s obligation to indemnify Purchaser pursuant to Section 13.4.

13.2         Proration of Taxes.  For purposes of allocating liability for Taxes under Section 3.5 and Section 13.4, in the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (a) real, personal and intangible property Taxes (“Property Taxes”) of the Acquired Corporations and the Acquired Corporation Subsidiaries or related to the Assets or the Business allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and  (b) Taxes (other than Property Taxes) of the Acquired Corporations, and the Acquired Corporation Subsidiaries or related to the Assets or the Business allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

13.3         Transfer Taxes.  All sales, use and transfer Taxes, including any value added, stock transfer, gross receipts, stamp duty and real, personal, or intangible property transfer Taxes, arising from the transactions contemplated hereby or in the Related Agreements, including any interest or penalties in respect thereof (the “Transfer Taxes”) shall be apportioned fifty percent (50%) to Parent and fifty percent (50%) to the Purchaser.  The Tax Returns relating to such Transfer Taxes shall be timely prepared and filed by the party legally obligated to make such filing, and Parent agrees to cause Sellers to make any such necessary filings.  Parent and Purchaser agree to, and to cause their Affiliates to, reasonably cooperate with one another in connection with the preparation and filing of such Tax Returns, in obtaining all available exemptions from, reductions in, offsets to, or refunds or credits of such Transfer Taxes and in timely providing each other with resale certificates and any other documents necessary to obtain any such exemptions, reductions, offsets, refunds or credits.

13.4         Tax Indemnification.  From and after the Closing Date, Parent shall protect, defend, indemnify and hold harmless Purchaser, the Acquired Corporations and the Acquired Corporation Subsidiaries from (a) any and all Taxes of or payable by the Acquired Corporations or the Acquired Corporation Subsidiaries attributable to any Pre-Closing Tax Period; (b) all Taxes of any Person for which the Acquired Corporations or any Acquired Corporation Subsidiary may be liable under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise; (c) all Transfer Taxes allocable to Parent under Section 13.3; (d) any and all Taxes payable in the UK by the Acquired Corporations and the Acquired Corporation Subsidiaries attributable (i) to the holding or disposal of any shares acquired on or before Closing; or (ii) to the ownership or cancellation of, or to the acquisition of shares pursuant to, any right to acquire shares granted on or before Closing; and (e) any and all amounts of value added tax payable by CIS Limited solely by reference to CIS Limited being a member of a VAT group between Closing and the date on which the application referred to in Section 7.16 takes effect.

13.5         Cooperation/Retention of Records.  After the Closing, upon reasonable written notice, Purchaser and Parent shall, and Parent shall cause Sellers to, furnish or cause to be furnished to one another, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Corporations, the Acquired Corporation Subsidiaries, the Assets or the Business (including access to books and records) as is reasonably requested for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.

13.6         Procedures Relating to Tax Claims.

(a)           After the Closing, each of Purchaser, on the one hand, and Parent, on the other hand (the “Recipient”), shall promptly notify the other party in writing upon receipt by the Recipient or any of its Affiliates of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative  judicial proceeding or other similar Claim relating to Taxes (“Tax Claim”) received by the Recipient from any Governmental Authority or any other party to the extent such Tax Claim may give rise to an indemnification right under Section 12.2, Section 12.3 or Section 13.4 under this Agreement; provided, however, that a failure by  Purchaser or the Parent to give such notice shall not affect the other party’s rights to indemnification under Article 12 or Article 13 unless the other party is materially adversely prejudiced as a consequence of such failure.

(b)           Parent may elect to control the conduct, through counsel of the Parent’s own choosing and at the Parent’s sole expense and with the participation of Purchaser if Purchaser so elects, of any Tax Claim involving any asserted liability with respect to or relating to any Pre-Closing Tax Period (other than a Tax Claim involving any Straddle Period).  If the Parent desires to elect to control any such Tax Claim, Parent shall within ten (10) calendar days of receipt of the notice of such Tax Claim notify Purchaser in writing of its intent to do so.  If the Parent properly elects to control such Tax Claim, then the Parent shall have all rights to settle, compromise and/or concede such asserted liability and Purchaser shall reasonably cooperate and shall cause the Acquired

Corporations and the Acquired Corporation Subsidiaries to reasonably cooperate; provided, however, that the Parent shall not settle, compromise and/or concede such asserted liability without the written consent of Purchaser (whose consent shall not be unreasonably withheld) if such settlement, compromise or concession could increase the Tax liability of any of Purchaser (or any of its Affiliates), any Acquired Corporation or any Acquired Corporation Subsidiary for any other taxable period.  If the Parent does not elect to control a Tax Claim for a Pre-Closing Tax Period pursuant to this Section 13.6(b) (or, after assuming control, the Parent fails to reasonably defend against such Tax Claim), Purchaser, or its Affiliates may, without affecting Purchaser’s or any other indemnified party’s rights to indemnification under Article 12 and Article 13, assume sole control of the defense of such Tax Claim (at the Parent’s and Sellers expense).

(c)           With respect to any Tax Claim that involves any Straddle Period, Purchaser shall notify the Parent of such Tax Claim and Purchaser shall control the conduct of any such Tax Claim, through counsel of Purchaser’s own choosing with participation by the Parent (at Parent’s expense) and Purchaser shall have all rights to settle, compromise and/or concede such Tax Claim with the consent of Parent (which shall not be unreasonably withheld or delayed).

ARTICLE 14.

NON-COMPETITION

14.1         Non-Competition Agreement.

(a)           Parent agrees that from and after the Closing Date until the date that is five (5) years after the Closing Date (the “Non-Competition Period”), neither it nor any Seller nor any of their respective Affiliates shall, directly or indirectly:

(i)            engage in, or own any interest in, control, advise, manage, operate, serve as a director, officer or employee of, act as a lender or consultant to, render services for, receive any economic benefit from or exert any influence upon any Person that engages wholly or partly in, the Restricted Business;

(ii)           solicit, divert or attempt to solicit or divert any Person who is, was or was solicited to become, a customer or supplier of any Subject Entity in connection with the Business at any time prior to the Closing;

(iii)          impair, or attempt to impair, any business relationship or potential business relationship between any third party and Purchaser or any of its Affiliates (including the Acquired Corporations or any Acquired Corporation Subsidiary) in connection with the Restricted Business;

(iv)          make any statement to any third party, including the press or media, likely to result in adverse publicity for Purchaser or any of its Affiliates (including the Acquired Corporations or any Acquired Corporation Subsidiary) in connection with the Restricted Business; or

(v)           employ, solicit for employment or encourage to leave his or her employment, on its behalf or on behalf of any other Person, any individual who was during the two (2) year period prior to such employment, solicitation or encouragement or is an officer or employee of Purchaser or any of its Affiliates (including the Acquired Corporations or any Acquired Corporation Subsidiary) involved in the Restricted Business as conducted by Purchaser and its Affiliates after the Closing; provided, however, that Parent, Sellers and their Affiliates may engage in discussions or negotiations with, and employ, any Person responding to general advertising for employees not specifically targeted at the employees of the Business.

(b)           Notwithstanding anything to the contrary herein, Parent and its Affiliates may (i) in the ordinary course of business of Parent and its Affiliates and not for the purpose of competing, directly or indirectly, with the Business, own less than 5% of any class of the capital stock of any corporation engaged in any business that competes, directly or indirectly, with the Business without violating the provisions of this Section, provided, that, Parent or its Affiliates does not have the power to control or direct the management or affairs of such corporation.  Notwithstanding the preceding sentence, Parent’s Affiliates that are registered investment advisers shall not be subject to the restrictions contained in this Agreement with respect to investments that they make on behalf of funds or managed accounts, including funds in which Parent owns a minority of the equity interests.

14.2         Reasonableness of Covenants.  Purchaser and Parent have independently consulted with their respective counsel and after such consultation agree that the covenants set forth in Section 14.1 (each a “Non-Competition Covenant” and collectively the “Non-Competition Covenants”), including the time limitation, geographic area and scope of activity of such Non-Competition Covenants, are appropriate and reasonable when considered in light of the nature and extent of the transactions contemplated by this Agreement and the Related Agreements.  Parent further agrees and acknowledges that (a) the Non-Competition Covenants are of the essence of this Agreement, (b) Purchaser is relying upon Parent’s agreements in this Article 14 and, but for the agreement of Parent to comply with the Non-Competition Covenants, Purchaser would not have entered into this Agreement or any of the Related Agreements, and (c) each Non-Competition Covenant is reasonable and necessary to protect and preserve the interests and properties of Purchaser.

14.3         Specific Performance.  Parent recognizes and affirms that in the event of breach by it of any of the provisions of this Article 14, money damages would be inadequate and Purchaser would have no adequate remedy at law.  Accordingly, Parent agrees that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Parent’s obligations under this Article 14 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of this Article 14.  In the event of a breach or violation by Parent of any of the provisions of this Article 14, the Non-Competition Period shall be extended as to such individual by a period equal to (a) the length of the breach or violation of this Article 14 plus (b) the length of any court proceedings necessary to stop such breach or violation.  If a bond is required to be posted in order for Purchaser to secure an injunction, the parties agree that such bond need not exceed the sum of $1,000.

14.4         Severability.  If at any time any of the provisions of this Article 14 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area or scope of activity, or otherwise, then this Article 14 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such maximum time limitation, geographic area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Parent expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

14.5         No Limitation of Other Provisions.  The provisions of this Article 14 shall be in addition to, and not in limitation of, any other provisions contained in any other agreement restricting competition by Purchaser or any Seller.

ARTICLE 15.

MISCELLANEOUS

15.1         Expenses.  Except as provided in Sections 7.4(a) and 13.3, each party hereto shall bear its own fees and expenses with respect to the transactions contemplated hereby.

15.2         Amendment.  This Agreement may be amended, modified or supplemented but only in writing signed by Purchaser and Parent.

15.3         Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person or by courier or a courier service, (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed) or (c) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

i.	If to Parent, addressed as follows:

Cargill, Incorporated
15615 McGinty Road West
Wayzata, Minnesota 55391
Attention: James Haymaker

with a copy to:

Cargill, Incorporated
15615 McGinty Road West
Wayzata, Minnesota 55391
Attention: Linda Cutler

ii.	If to Purchaser, addressed as follows:

Refco Group Ltd., LLC
One World Financial Center
200 Liberty Street
New York, New York 10281
Attention: Phillip R. Bennett
Facsimile No.: (212) 262-1910

with copies to:

Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60603-3441
Attention: Joseph P. Collins
Facsimile No.: (312) 701-9101

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

15.4         Effect of Investigation.  Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of Purchaser shall not limit, qualify, modify or amend the representations, warranties, covenants or obligations of (including indemnities by) any Seller made or undertaken pursuant to this Agreement or any of their Related Agreements, irrespective of the knowledge and information received (or that should have been received) therefrom by Purchaser.

15.5         Payments in Dollars.  Except as otherwise provided herein or in a Related Agreement, all payments pursuant hereto shall be made by wire transfer in U.S. Dollars in same day or immediately available funds.

15.6         Waivers.  The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same.  No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

15.7         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.8         Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives; provided, that no assignment of any rights or obligations hereunder shall be made by Parent to any Person without the written consent of Purchaser and no assignment of any rights or obligations hereunder shall be made by Purchaser to any Person without the written consent of Parent.  Notwithstanding the foregoing, Purchaser shall, without the obligation to obtain the written consent of any other party hereto (including Parent), be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to any Affiliate of Purchaser.  If any party hereto assigns any of its rights or obligations under this Agreement pursuant to this Section 15.8, the parties hereto shall, as appropriate, modify the exhibits and other documents to be delivered at or prior to the Closing to either add the assignee as a party to such document or substitute the assignee for the assignor as the party to such document.

15.9         No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective Affiliates, directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

15.10       Publicity.  Prior to the Closing, no public announcement or other publicity regarding the existence of this Agreement or its contents or the transactions contemplated hereby shall be made by Purchaser, Parent, any Seller or any of its respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of Purchaser and Parent, in any case, as to form, content, timing and manner of distribution or publication; provided, that nothing in this Section 15.10 shall prevent (a) Parent or Purchaser from filing a Form 8-K with the U.S. Securities and Exchange Commission or publicly issuing a press release, in each case, with respect to this Agreement or its contents or the transactions contemplated hereby (the contents of which Form 8-K and press release shall be determined by Parent and its Affiliates in their sole discretion) or (b) any party from (i) making any public announcement required by Law or the rules of any stock exchange, (ii) discussing this Agreement or its contents or the transactions contemplated hereby with those Persons whose approval, agreement or opinion, as the case may be, is required for consummation of such particular transaction or transactions or (iii) enforcing its rights hereunder; provided further, that if any party makes any disclosure pursuant to the foregoing proviso, such party shall use reasonable best efforts to provide such disclosure to the other parties hereto at least one Business Day prior to such disclosure and shall consult with such other parties in good faith as to the contents of such disclosure.

15.11       Further Assurances.  Upon the reasonable request of Purchaser, Parent shall, and shall cause the Sellers and their respective Affiliates to, on and after the Closing Date, execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser title to, the Shares or the Assets, and to otherwise carry out the purposes of this Agreement.

15.12       Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

15.13       Specific Performance.  Each party recognizes and affirms that in the event of breach by him or it of any of the provisions of Section 7.8 or Section 7.10 money damages would be inadequate and the other parties would have no adequate remedy at law.  Accordingly, each party agrees that the other parties shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their respective rights and the breaching party’s obligations under Section 7.8 and Section 7.10 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations (whether anticipatory, continuing or future) of the provisions of Section 7.8 or Section 7.10.  If a bond is required to be posted in order for any party to secure an injunction, the parties agree that such bond need not exceed the sum of $1,000.

15.14       Remedies Cumulative.  The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by Law, in equity or otherwise.

15.15       Entire Understanding.  This Agreement and the Related Agreements set forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any and all prior agreements, arrangements and understandings among the parties relating to the subject matter hereof, but excluding the letter agreement, dated as of March 11, 2005, between CIS and Purchaser, which remains in full force and effect.

15.16       Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of New York without giving effect to the principles of conflicts of law thereof.

15.17       Jurisdiction of Disputes; Waiver of Jury Trial.  In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement, any Related Agreement or any matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree that any such litigation, proceeding or other legal action shall be brought exclusively in a court of competent jurisdiction located within the County of New York, New York, whether a state or federal court; (b) agree that in connection with any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section 15.17 and to service of process upon them in accordance with the rules and statutes governing service of process; (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) designate, appoint and direct CT Corporation System as their authorized agent to receive on their behalf service of any and all process and documents in any legal proceeding in the State of New York; (e) agree to notify the other parties to this Agreement immediately if such agent shall refuse to act, or be prevented from acting, as agent and, in such event, promptly to designate another agent in the State of New York to serve in place of such agent and deliver to the other parties written evidence of such substitute agent’s acceptance of such designation; (f) agree as an alternative method of service to service of process in any litigation, proceeding or action by mailing of copies thereof to the parties at their addresses set forth in Section 15.3; (g) agree that any service made as provided herein shall be effective and binding service in every respect; and (h) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law.  EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed and delivered as of the date first above written.

REFCO GROUP LTD., LLC

By:	/s/ PHILLIP BENNETT
Name:	Phillip Bennett
Title:	Pres. & CEO

CARGILL, INCORPORATED

By:	/s/WARREN R. STALEY
Name:	Warren R. Staley
Title:	Chairman and CEO